UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12.

AMERICAN TOWER CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2008

Dear Stockholder:

It is a pleasure to invite you to our 2008 Annual Meeting in Boston, Massachusetts on Thursday, May 15, 2008 at 11:00 a.m., local time, to be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to vote as soon as possible so that your shares will be represented at the meeting. You may vote your shares over the Internet, or if you received a paper copy of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by written proxy or voting instruction card will ensure your representation at the meeting regardless of whether you attend in person. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2008

To the Stockholders:

The 2008 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, on Thursday, May 15, 2008 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect nine Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 18, 2008 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A common stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

Edmund DiSanto Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Boston, Massachusetts

April 1, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY MAIL (AS APPLICABLE) BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders to be held on May 15, 2008, or any adjournments or postponements thereof.

Notice of Electronic Availability of Proxy-Related Materials and Annual Report to Stockholders

As permitted by rules recently adopted by the Securities and Exchange Commission (SEC), we are making this Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2007 available electronically via the Internet at www.proxyvote.com. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008, except that exhibits are excluded. On or about April 1, 2008, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 18, 2008, as the record date for determining holders of our Class A common stock (Common Stock) who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote. On March 18, 2008, there were 396,060,959 shares of our Common Stock outstanding and entitled to vote.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 18, 2008, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies over the Internet. Stockholders that have received a paper copy of the proxy materials by mail may also vote by mail in accordance with the instructions on the proxy card or voting instruction card. Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received instructions from the beneficial owner (broker non-votes), as votes in favor of such matter. We will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, election of Directors, and proposal 2, ratification of the selection of our independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•

By Internet—Stockholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke a proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, members of our Board of Directors, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us as of March 18, 2008, with respect to the shares of Common Stock that are beneficially owned as of such date by:

•	each member of our Board of Directors;

•	each executive officer named in the Summary Compensation Table included in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of March 18, 2008 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as presently exercisable options. All percentages are based on the shares of Common Stock outstanding as of March 18, 2008. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	1,416,445	*
Raymond P. Dolan (2)	71,430	*
Edmund DiSanto (3)	–	–
Ronald M. Dykes (4)	31,458	*
J. Michael Gearon, Jr. (5)	1	*
William H. Hess (6)	245,034	*
Carolyn F. Katz (7)	61,430	*
Gustavo Lara Cantu (8)	33,530	*
Steven J. Moskowitz (9)	1,727,814	*
JoAnn A. Reed (10)	31,430	*
Pamela D.A. Reeve (11)	81,430	*
David E. Sharbutt (12)	41,430	*
Bradley E. Singer (13)	1,345,562	*
Samme L. Thompson (14)	34,688	*
All executive officers and Directors as a group (17 persons) (15)	5,209,182	1.3%

Five Percent Stockholders
T. Rowe Price Associates, Inc. (16) 100 E. Pratt Street, Baltimore, Maryland 21202	57,263,765	14.5%
FMR LLC (17) 82 Devonshire Street, Boston, Massachusetts 02109	30,537,035	7.7%

*	Less than 1%

(1)	Includes 8,000 shares of Common Stock owned by Mr. Taiclet and presently exercisable options to purchase an aggregate of 1,408,445 shares of Common Stock.

(2)	Includes 1,430 shares of Common Stock owned by Mr. Dolan and presently exercisable options to purchase an aggregate of 70,000 shares of Common Stock.

(3)	Mr. DiSanto joined the Company on April 1, 2007.

(4)	Includes 1,458 shares of Common Stock owned by Mr. Dykes and presently exercisable options to purchase an aggregate of 30,000 shares of Common Stock.

(5)	Mr. Gearon, our Former President, American Tower International and Vice Chairman left the Company in February 2007. See “Compensation Discussion and Analysis—Determination of Named Executive Officers for 2007.”

(6)	Includes 40,034 shares of Common Stock owned by Mr. Hess and presently exercisable options to purchase an aggregate of 205,000 shares of Common Stock.

(7)	Includes 1,430 shares of Common Stock owned by Ms. Katz and presently exercisable options to purchase an aggregate of 60,000 shares of Common Stock.

(8)	Includes 3,530 shares of Common Stock owned by Mr. Lara and presently exercisable options to purchase an aggregate of 30,000 shares of Common Stock.

(9)	Includes 114,716 shares of Common Stock owned by Mr. Moskowitz and presently exercisable options to purchase an aggregate of 1,613,098 shares of Common Stock.

(10)	Includes 1,430 shares of Common Stock owned by Ms. Reed and presently exercisable options to purchase an aggregate of 30,000 shares of Common Stock.

(11)	Includes 1,430 shares of Common Stock owned by Ms. Reeve and presently exercisable options to purchase an aggregate of 80,000 shares of Common Stock.

(12)	Includes 1,430 shares of Common Stock owned by Mr. Sharbutt and presently exercisable options to purchase an aggregate of 40,000 shares of Common Stock.

(13)	Includes 5,000 shares of Common Stock owned by Mr. Singer and presently exercisable options to purchase an aggregate of 1,340,562 shares of Common Stock.

(14)	Includes 9,688 shares of Common Stock owned by Mr. Thompson and presently exercisable options to purchase an aggregate of 25,000 shares of Common Stock.

(15)	Includes presently exercisable options to purchase an aggregate of 5,019,605 shares of Common Stock.

(16)	Based on a Schedule 13G/A filed on February 13, 2008, T. Rowe Price Associates, Inc. (T Rowe) has sole voting power over 17,966,265 shares of Common Stock, sole dispositive power over 57,056,665 shares of Common Stock and beneficial ownership of 57,263,765 shares of Common Stock. Such amounts consist of shares held by T Rowe and shares that are subject to warrants and conversion privileges (Conversion Shares) held by T Rowe, including 35,365 Conversion Shares reflected in the shares for which T Rowe has sole voting power, 274,390 Conversion Shares reflected in the shares for which T Rowe has sole dispositive power and 274,390 Conversion Shares reflected in the shares beneficially owned by T Rowe.

(17)	Based on a Schedule 13G/A filed on February 14, 2008, FMR LLC (FMR) has sole voting power over 4,641,403 shares of Common Stock and sole dispositive power over 30,537,035 shares of Common Stock. Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over 27,768,180 of these shares. FMR’s Schedule 13G/A indicates that certain subsidiaries and affiliates of FMR are considered beneficial owners of such shares, as set forth below. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 27,768,180 shares of Common Stock (includes 870,028 shares of Common Stock that may be acquired through the conversion of our 3.25% convertible notes). Strategic Advisors, Inc., a wholly owned subsidiary of FMR, is the beneficial owner of 1,565 shares of Common Stock. Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 566,600 shares of Common Stock. Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR, is the beneficial owner of 623,537 shares of Common Stock. Fidelity International Limited (FIL), which provides management services for certain investors, is the beneficial owner of 1,577,153 shares of Common Stock. FMR and FIL filed the Schedule 13G/A as if they own such shares on a joint basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Under our By-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the stockholders or by the majority of Directors then in office. We currently have nine Directors serving on our Board of Directors.

Of our nine current Directors, all are standing for re-election at the Annual Meeting. The Board of Directors has nominated for election as Directors at the Annual Meeting the nine Directors listed below. Ms. Reed is the only nominee for Director standing for election by our stockholders for the first time, having joined our Board effective May 31, 2007. Ms. Reed was identified as a candidate for election to the Board of Directors by our Chief Executive Officer. All of the Directors nominated for election at the Annual Meeting were recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee.

Directors elected at the Annual Meeting will hold office until the 2009 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees become unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

The election of Directors requires a plurality of the votes properly cast by or on behalf of the holders of Common Stock at the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are duly elected and qualified.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director, each as of March 18, 2008.

Nominee	Principal Occupations and Business Experience During the Past Five Years
James D. Taiclet, Jr. Age 47	Mr. Taiclet is our Chairman, President and Chief Executive Officer. Mr. Taiclet joined us in September 2001 as President and Chief Operating Officer and was named our Chief Executive Officer in October 2003. Mr. Taiclet was elected to our Board of Directors in November 2003 and was named our Chairman in February 2004. Prior to joining us, Mr. Taiclet had been President of Honeywell Aerospace Services, a part of Honeywell International, since March 1999. From March 1996 until March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also previously a consultant at McKinsey & Company, specializing in telecommunications and aerospace.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Raymond P. Dolan Age 50	Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee, and in February 2005, he was appointed the Chairperson. Mr. Dolan most recently served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM until January 2008. Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile.

Ronald M. Dykes Age 61	Mr. Dykes has been a Director since March 2007 and was appointed to the Audit Committee in July 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes had worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes currently serves on the board of directors of Burger King Holdings, Inc., and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Carolyn F. Katz Age 46	Ms. Katz has been a Director since February 2004 and was appointed to the Compensation Committee and the Audit Committee in April 2004. In May 2007, Ms. Katz was appointed as Chairperson of the Audit Committee. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.

Gustavo Lara Cantu Age 58	Mr. Lara has been a Director since November 2004 and was appointed to our Nominating and Corporate Governance Committee in February 2005. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years.

JoAnn A. Reed Age 52	Ms. Reed has been a Director since May 2007 and was appointed to our Audit Committee in November 2007. Ms. Reed most recently served as the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager, until March 2008. Since joining Medco in 1988, Ms. Reed has served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience includes finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed currently serves on the board of directors of Waters Corp. and as a Trustee for St. Mary’s College of Notre Dame, Indiana.

Nominee	Principal Occupations and Business Experience During the Past Five Years

Pamela D.A. Reeve Age 58	Ms. Reeve has been a Director since March 2002, and the Lead Director of the Board since May 2004. In April 2004, Ms. Reeve was appointed to the Compensation Committee as the Chairperson. Ms. Reeve also served on the Audit Committee from August 2002 to July 2007 and on the Nominating and Corporate Governance Committee from August 2002 to February 2005. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless telecommunications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve serves as a director of NMS Communications Corp.

David E. Sharbutt Age 58	Mr. Sharbutt has been a Director since July 2006 and was appointed to the Nominating and Corporate Governance Committee in May 2007. Mr. Sharbutt also served on the Audit Committee from May 2007 to November 2007. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless personal communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and was named Chief Executive Officer of Alamosa in October 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services.

Samme L. Thompson Age 62	Mr. Thompson has been a Director since August 2005 and was appointed to the Compensation Committee in May 2006. Mr. Thompson served as a director of SpectraSite, Inc. from June 2004, until our merger with SpectraSite in August 2005. Beginning in 2002 to present, Mr. Thompson has served as the President of Telit Associates, Incorporated, a financial and strategic advisory firm. Mr. Thompson worked for Motorola, Inc. as Senior Vice President and Director, Strategy and Corporate Development from 1999 to 2002. Mr. Thompson has over 34 years of management experience and currently serves on the Board of Directors of USA Mobility, Inc.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to ensure that the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that the Board is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the New York Stock Exchange (NYSE).

Based on this review, we amended our Corporate Governance Guidelines in January 2008. In addition, in February 2007, we amended and restated the charters of our Compensation Committee and our Nominating and Corporate Governance Committee, and in February 2008, we amended and restated the charter of our Audit Committee. You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2007, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was compiled in a written report to our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. This report was then presented to the full Board. We expect to carry out similar Board and committee self-evaluations in 2008.

Orientation and Education

Each newly elected Director is required to visit our corporate headquarters to attend a customized Board orientation program that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on the Company’s business and practices. We are also committed to the ongoing education of our Directors, and from time to time, conduct presentations to the Board of Directors regarding corporate governance processes and practices, our business and our industry by external experts in the respective field. Additionally, we encourage each of our independent Directors to attend at least one board education course offered by either academic institutions or professional service organizations at the Company’s expense.

Determination of Independence

Under NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). As set forth in our Corporate Governance Guidelines, the Board has established guidelines to assist it in determining whether a

Director has a material relationship with the Company under NYSE rules. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•

is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•

is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•

is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•

serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

Based on their compliance with the guidelines established by the Board, the Board has determined that each of our non-management Directors has no material relationship with the Company and is “independent” under Section 303A.02(b) of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Lara and Lummis and Messes. Reed and Reeve had no relationship with the Company, other than being a Director and/or stockholder. For each of Messrs. Dolan, Dykes, Sharbutt and Thompson and Ms. Katz, the Board determined that only immaterial relationships existed between the Director and the Company, as follows:

Mr. Dolan is a former employee of a company that does business with American Tower. From January 2006 to January 2008, Mr. Dolan served as the Chief Executive Officer of QUALCOMM Flarion Technologies, Inc., a subsidiary of QUALCOMM Incorporated. QUALCOMM is a customer of the Company. In each of the last three years, payments to American Tower from QUALCOMM were less than 2% of QUALCOMM’s gross revenues. Under the NYSE listing standards and the Company’s guidelines, a Director who is a former employee of a company that makes or made payments to the Company may be considered independent, even if the relationship between the two companies continues.

Mr. Dykes is a former employee and former director of companies that do business with American Tower. Mr. Dykes is the former Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. From October 2000 through December 31, 2005, Mr. Dykes also served on the Board of Directors of Cingular Wireless, most recently as Chairman of the Board. As of December 31, 2005, BellSouth Corporation owned an approximate 40% economic interest in Cingular Wireless. In December 2006, BellSouth Corporation merged with AT&T, Inc., and the surviving entity assumed control of 100% of Cingular Wireless. BellSouth Corporation is a customer of the Company and Cingular Wireless (now known as AT&T Mobility) is one the Company’s largest customers. In each of the last three years, payments to American Tower from AT&T Mobility were less than 2% of the gross revenues of AT&T Mobility. Under the NYSE listing standards and the Company’s guidelines, a Director who is a former employee or former director of a company that makes or made payments to the Company may be considered independent, even if the relationship between the two companies continues.

Ms. Katz is a director of a company that does business with American Tower. Ms. Katz serves on the Board of Directors of NII Holdings, Inc. (together with its affiliates, NII Holdings). NII Holdings leases space on the Company’s towers in Mexico and Brazil, and the Company has purchased towers from NII Holdings in Mexico and Brazil. Ms. Katz recuses herself from deliberations of the Company’s Board with respect to NII Holdings. During 2007, NII Holdings paid the Company an aggregate of approximately $55.5 million, representing approximately 3.8% of the Company’s 2007 total revenues and approximately 1.7% of NII Holdings’ 2007 total revenues. In addition, during the year ended December 31, 2007, the Company acquired an aggregate of 254 towers in Mexico and Brazil from NII Holdings for a total purchase price of approximately $29.8 million. Ms. Katz also served on the board of IWO Holdings, Inc., a customer of the Company, until October 2005, when IWO Holdings was acquired by Sprint Nextel. In addition, from 1984 to 2000, Ms. Katz worked for Goldman Sachs & Co., an investment bank, most recently as a Managing Director. Goldman Sachs has provided services to the Company in the past and may provide services to the Company in the future.

Mr. Sharbutt is a former employee and former director of a company that does business with American Tower. Mr. Sharbutt served as Chairman and Chief Executive Officer of Alamosa Holdings, Inc., until it was acquired in February 2006 by Sprint Nextel Corporation. In 2005, payments to the Company from Alamosa Holdings were less than 2% of Alamosa Holdings’ gross revenues. Alamosa Holdings ceased to exist as a stand-alone entity in February 2006 when it was acquired by Sprint Nextel. Under the NYSE listing standards and the Company’s guidelines, a Director who is a former employee or former director of a company that makes or made payments to the Company may be considered independent, even if the relationship between the two companies continues.

Mr. Thompson is a director of a company that does business with American Tower. Mr. Thompson serves on the Board of Directors of USA Mobility, Inc. USA Mobility leases space on the Company’s towers in the United States. Mr. Thompson recuses himself from deliberations of the Company’s Board with respect to USA Mobility. During 2007, USA Mobility paid the Company an aggregate of approximately $13.8 million, representing approximately 1.0% of the Company’s 2007 total revenues and approximately 3.3% of USA Mobility’s 2007 total revenues.

Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience of the Board as a whole and its individual members. The process followed by the Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include a candidate’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of our business, and educational and professional background. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a Director for re-election, the Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. The Board has designated the Nominating and Corporate Governance Committee, which consists solely of non-management Directors, to handle communications from stockholders and other interested parties. Stockholders and other interested parties who wish to send communications on any topic to the Board and its non-management Directors should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116.

Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of our General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters covered by repetitive or duplicative communications.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, related parties mean our executive officers and Directors and stockholders owning in excess of five percent of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by persons that are related parties, or an entity in which a related party has a substantial ownership interest or control of such entity. The policy covers any transaction that is not available to employees or Directors generally, or any transaction exceeding $120,000 in which the related party has a direct or indirect material interest.

The policy provides that all related party transactions are to be reviewed and approved by the Nominating and Corporate Governance Committee. Under the policy, management shall recommend to the Nominating and Corporate Governance Committee any related party transaction to be entered into by the Company, including the proposed aggregate value of such transaction. After review, the Nominating and Corporate Governance Committee shall approve or disapprove such transaction and management shall continue to update the Nominating and Corporate Governance Committee as to any material change to that proposed transaction. In the event a related party transaction is entered into by management prior to approval by the Nominating and Corporate Governance Committee, such transaction shall be subject to ratification by the Nominating and Corporate Governance Committee. If ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2007, our Board held four regular meetings in person and six special meetings in person or by telephone. Each of the current Directors attended at least 75% of the aggregate number of meetings of our Board and the committees on which that Director served during the period that the Director was in office. Of the nine Directors standing for re-election at the Annual Meeting, eight were serving as

Directors as of our 2007 Annual Meeting of Stockholders. All of these eight Directors attended the 2007 Annual Meeting of Stockholders in person. We encourage, but do not require, Directors to attend our annual meeting of stockholders.

Ms. Reeve was appointed Lead Director in May 2004, and she continues to serve the Board in this role. The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. In addition, the Lead Director serves as chairperson of the Board’s executive sessions of non-management Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year, and any non-management Director can request that an additional executive session be scheduled.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees has a charter that has been approved by the Board. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act).

The current membership of each standing committee, the number of meetings held by each standing committee during the year ended December 31, 2007, and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan	–	X	Chair
Ronald M. Dykes	X	–	–
Carolyn F. Katz	Chair	X	–
Gustavo Lara Cantu	–	–	X
JoAnn A. Reed	X	–	–
Pamela D.A. Reeve (1)	–	Chair	–
David E. Sharbutt	–	–	X
James D. Taiclet, Jr. (2)	–	–	–
Samme L. Thompson	–	X	–

Total meetings in 2007	9	6	5

(1)	Ms. Reeve is the Lead Director of the Board.
(2)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole employee Director.

Audit Committee. Our Audit Committee consists of Ms. Katz (Chairperson), Mr. Dykes and Ms. Reed. During the year ended December 31, 2007, Ms. Reeve and Mr. Sharbutt also served on the Audit Committee. Ms. Reeve served on the Audit Committee through July 2007, at which time Mr. Dykes was appointed to the Committee. Mr. Sharbutt served on the Audit Committee from May 2007 to November 2007, at which time Ms. Reed was appointed to the Committee. Each of Ms. Katz, Mr. Dykes and Ms. Reed (as well as Ms. Reeve and Mr. Sharbutt) was determined to be an audit committee financial expert under the rules of the SEC and to have the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies.

During the year ended December 31, 2007, the Audit Committee held nine meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review of our Code of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee. Our Compensation Committee consists of Ms. Reeve (Chairperson), Mr. Dolan, Ms. Katz and Mr. Thompson. During the year ended December 31, 2007, the Compensation Committee held six meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and our executive officers, including approval of any employment agreements or arrangements with executive officers. The Compensation Committee also reviews and approves individual and overall corporate goals and objectives relative to executive compensation, evaluates executive performance in light of those goals and objectives, and determines executive compensation levels based on this evaluation, including as it relates to our President and Chief Executive Officer. This Committee also is responsible for administering our equity incentive plans and approving any proposed amendments or modifications thereto, as well as reviewing and approving Committee reports for inclusion in appropriate regulatory filings. For more information on the role of the Compensation Committee and our processes and procedures for the consideration and determination of executive compensation, see our Compensation Discussion and Analysis included in this Proxy Statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Mr. Lara and Mr. Sharbutt. During the year ended December 31, 2007, the Nominating and Corporate Governance Committee held five meetings. This Committee assists the Board by establishing performance criteria for the annual evaluation of the Board and its committees and overseeing the annual self-evaluation by Board members. This Committee also assists in identifying and recommending qualified individuals to serve on the Board and its committees. In addition, this Committee assists the Board in developing and making recommendations with respect to our Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), approves or ratifies all related party transactions, and generally advises the Board with respect to Board committee charters, composition and protocol.

In addition to these three standing committees, in May 2006, the Board established a special committee of independent Directors to conduct a review of our historical stock option granting practices and related accounting (Special Committee) and a special committee of independent Directors to review all litigation claims made against certain of our current and former officers and Directors in connection with our historical stock option granting practices and related accounting (Special Litigation Committee). The members of the Special Committee are Messrs. Sharbutt and Thompson and the members of the Special Litigation Committee are Ms. Katz and Mr. Thompson.

Audit Committee Report

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2007 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Carolyn F. Katz, Chairperson

Ronald M. Dykes

JoAnn A. Reed

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2007 and 2006 (in thousands):

	2007	2006
Audit Fees	$2,986	$4,251
Audit Related Fees	1,246	294
Tax Fees	35	109

Total Fees	$4,267	$4,654

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions. For the year ended December 31, 2006, audit fees include $1,563,500 related to the restatement of our consolidated financial statements in connection with the review of our historical stock option granting practices and related accounting.

Audit Related Fees. Audit related fees primarily include fees for certain audits of our subsidiaries that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2007, these fees primarily related to the agreed upon procedures completed in conjunction with the offering of our Commercial Mortgage Pass-Through Certificates in our securitization transaction, and the related subsidiary audit. In 2006, these fees related to professional services provided in connection with the stand-alone audit of the consolidated financial statements of American Towers, Inc. (ATI) and certain borrower subsidiaries under the American Tower credit facility (which was repaid and terminated in June 2007) and stand-alone audit of the consolidated financial statements of SpectraSite Communications, Inc. and certain borrower subsidiaries under the SpectraSite credit facility (which was repaid and terminated in May 2007). The remaining fees related to professional services provided in connection with audits of our employee benefit plans.

Tax Fees. These fees include fees for consulting services related to tax planning, advice and assistance with international and other tax matters of $35,000 and $109,000 for the years ended December 31, 2007 and 2006, respectively.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers in the year ended December 31, 2007 and the report of the Compensation Committee of our Board of Directors, which can be found on page 33 of this Proxy Statement.

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2007 include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2007. In addition, SEC rules require that we include any former executive officers who left the Company during the year ended December 31, 2007, but whose compensation for the year would have caused them to be one of the Company’s three highest paid executive officers as of December 31, 2007. Accordingly, our named executive officers for the year ended December 31, 2007 consist of the following six individuals:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Bradley E. Singer, Chief Financial Officer and Treasurer

•	Steven J. Moskowitz, Executive Vice President and President, U.S. Tower Division

•	William H. Hess, Executive Vice President, International Operations and President, Latin America

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer and General Counsel

•	J. Michael Gearon, Jr., Former President, American Tower International and Vice Chairman

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008.

Compensation Philosophy

We believe that our named executive officers play a critical role in the operational and financial performance of our Company that creates long-term value for our stockholders. Accordingly, our executive compensation philosophy is to reward our executives for individual performance and for contributions to Company performance. In establishing executive compensation, we seek to create a balance that achieves our executive retention objectives, while rewarding our executives under a philosophy of pay-for-performance. We believe that we accomplish this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based incentive compensation.

Compensation Objectives

We believe that the quality, commitment and performance of our executives are critical factors affecting the long-term value of the Company. Accordingly, our executive compensation objectives include:

•	retaining our executives and aligning their interests with stockholder interests;

•	rewarding our executives for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executives for contributions to Company performance, including achievements of both financial and non-financial objectives.

In addition, we use peer group and benchmarking analyses to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components:

•	annual base salary;

•	performance bonus awards; and

•	long-term equity-based incentive compensation.

We do not provide extensive perquisites to our executive officers. In addition, our executives are offered the same defined contribution retirement plan, health care, insurance and other welfare and employee-benefit programs that we offer to all of our eligible employees.

Role of the Compensation Committee

The Compensation Committee (Committee) of our Board of Directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Committee’s written charter, its responsibilities include establishing compensation policies for Directors and executive officers; approving employment agreements or arrangements with executive officers; administering our equity incentive plans and approving grants under our equity incentive plans; and making recommendations regarding any other incentive compensation or equity-based plans. A copy of the Committee charter is posted on the Investors section of our public website, www.americantower.com. During 2007, our Committee consisted of Ms. Reeve (Chair), Ms. Katz, Mr. Dolan and Mr. Thompson, each of whom is an independent Director as determined by our Board of Directors, based upon the NYSE rules and our independence guidelines.

Role of the Compensation Consultant

In making its determinations with respect to executive compensation, the Committee has historically engaged the services of a compensation consultant. Since 2003, the Committee has used compensation consultants to provide input on trends in executive compensation, obtain an outside perspective on our executive compensation practices and assist with our peer group and benchmarking analyses. Compensation consultants are retained by the Committee, not by management, and report directly to the Committee. In the course of providing services to the Committee, however, compensation consultants routinely work with management in furtherance of the Committee’s objectives. In 2007, the Committee retained the services of Pearl Meyer & Partners, a Clark Consulting Practice (Pearl Meyer) to assist with the review of overall compensation for our executive officers and Directors, as well as the review of our Proxy Statement disclosure regarding executive compensation. As part of its review, Pearl Meyer assisted with our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, a dilution analysis and an economic impact analysis. Pearl Meyer also provided advice regarding the use of restricted stock units (RSUs) as a component of our equity-based incentive compensation, including assistance with program design, implementation and administration. Other than the services that it provides to the Committee, Pearl Meyer does not otherwise provide services to the Company and receives no other compensation from the Company.

Compensation Determinations

In making determinations with respect to amounts and elements of executive compensation, the Committee generally considers evaluations of each executive’s achievements relative to annual goals and objectives;

performance reviews for each executive, including input from internal and external sources; the potential for future contributions by each executive to our long-term success; our peer group and benchmarking analyses; and other market data and trends.

Evaluation and Performance Review Process

Our executive compensation determinations are driven in large part by our comprehensive evaluation and performance review process. Under this process, at the end of each year, the Chief Executive Officer works with the Committee to develop and finalize his goals and objectives, as well as goals and objectives for the Company, for the next year. The Chief Executive Officer in turn works with each of the other executive officers to establish their individual goals and objectives, which are then reviewed and approved by the Committee. Once the Committee approves these goals and objectives, they form the basis for the annual goals and objectives of our senior vice presidents, vice presidents, directors and managers. In this way, each individual’s goals and objectives contribute to the overall goals and objectives of our Chief Executive Officer and the Company. The goals and objectives for the Company typically relate to financial performance and operational achievements. Individual goals and objectives are generally grouped into categories relating to investors and customers, management and employees, strategy and operations. Each executive officer’s individual goals and objectives vary according to the roles and responsibilities of the executive, but are intended to complement the goals and objectives of the other members of our executive team.

Our review process is designed to measure each executive’s performance against his or her goals for that year, and includes a mid-year and full-year evaluation. For executive officers other than the Chief Executive Officer, this review process is conducted by our Chief Executive Officer, in consultation with the Chairperson of the Committee. In considering executive performance, input is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as external sources, such as customers and other business associates. Following the mid-year review process, the Chief Executive Officer reports to the Committee on the progress achieved relative to his and each other executive officer’s goals and objectives as measured through the first half of the calendar year. As part of the year-end evaluation process, the Chief Executive Officer prepares written evaluations for each executive officer, which are then presented to the Committee for discussion. Based on these evaluations and performance reviews, the Chief Executive Officer recommends compensation packages for each executive officer, as well as the recommended framework for our overall compensation plan for the following year for senior vice presidents, vice presidents, directors and managers. These evaluations and performance reviews are an essential part of the process by which the Committee determines executive compensation, and are a significant factor in the Committee’s determinations with respect to performance bonuses. In the case of our Chief Executive Officer, he provides the Chairperson of the Committee with a report on his performance as compared to his established goals and objectives. The Chairperson of the Committee then prepares a written evaluation of the Chief Executive Officer that includes input from individuals familiar with the performance and achievements of the Chief Executive Officer. The Chairperson of the Committee makes a recommendation to the Committee based on the evaluation and performance reviews of the Chief Executive Officer, which is then subject to review by the Committee.

After reviewing the executives’ performance against goals and objectives for the year and considering the other factors discussed above, the Committee then typically makes its final determinations with respect to compensation in February or March. We generally pay out bonuses, if any, to our executive officers and other eligible employees in February or March of each year. In addition, if the Committee determines to grant equity-based awards pursuant to our annual all-employee grant, any such grants, including grants to executives, will generally take place in March of each year, as described below under “—Equity-Based Awards.”

Peer Group and Benchmarking Analyses

In establishing total compensation for our executives, including appropriate measures for performance bonus awards, the Committee reviews compensation for executives in comparable positions and/or with comparable responsibilities at a peer group of other companies and a competitive market analysis of survey data. In 2007, Pearl Meyer assisted the Committee in selecting the peer group and preparing the market analysis.

For 2007, the Committee considered a peer group consisting of companies in the communications site leasing industry and companies with comparable revenues and market capitalizations, as well as executive labor market and product competitors and firms with similar business models. Accordingly, our peer group includes other tower companies, real estate investment trusts and companies in wireless telecommunications and related industries. For 2007, the peer group included the following companies:

• Archstone-Smith Trust	• AvalonBay Communities, Inc.	• Boston Properties, Inc.

• Citizens Communications Company	• Crown Castle International Corp.	• Equity Residential

• Juniper Networks, Inc.	• Network Appliance, Inc.	• NII Holdings, Inc.

• Public Storage, Inc.	• Time Warner Telecom Inc.	• Vornado Realty Trust

The peer group may change from year to year, depending on changes in the marketplace and the business focus of the Company. Our peer group for 2007 was identical to the peer group considered for 2006, except that in 2007, we eliminated Global Signal, Inc. from the peer group (as a result of that company’s acquisition by Crown Castle International) and included in its place Time Warner Telecom Inc., a telecommunications company that provides managed voice and data networking solutions.

Pearl Meyer’s analysis involved a comparison of our executive compensation with that of our peer group companies and other survey data, including with respect to total compensation for each of our executive officers against that of executives in comparable positions and/or with comparable roles at other companies, as well as an analysis of each component of compensation. In conducting its review, Pearl Meyer prepared an executive compensation competitive analysis, a financial performance analysis, a dilution analysis and an economic impact analysis. The specific components of total compensation reviewed by Pearl Meyer included base salaries, total cash payments (salary plus bonus) and long-term incentives. For purposes of valuing our long-term incentive compensation, Pearl Meyer determined the value of our stock option grants to our executives in 2007 using a Black-Scholes option value calculation.

In considering the peer group and benchmarking analyses, the Committee’s overall philosophy is to initially target total compensation for our executives at the median, and increase target compensation as our executives demonstrate their performance over time. While the Committee generally uses this approach when determining compensation packages for newly promoted or hired executives, market conditions, experience levels, special capabilities and location of employment can have a significant impact on the type of compensation package necessary to recruit and retain senior executives. For 2007, the Committee targeted total compensation for our current executive officers at the seventy-fifth percentile (assuming bonus targets are met). In establishing this target, the Committee noted the length of service of our executives and their history of performance. With respect to Mr. DiSanto, who joined the Company on April 1, 2007, the Committee approved a compensation package appropriate to recruit Mr. DiSanto to the Company. Based on the peer group and benchmarking analyses, Mr. DiSanto’s total compensation target for 2007 was also at the seventy-fifth percentile (assuming bonus targets are met). We expect above-average performance of our executive officers, and assuming they continue to perform at high levels, the Committee believes that their compensation should be set accordingly.

Based on the evaluation and performance review process and the peer group and benchmarking analyses, the Committee will consider the amounts and elements of compensation for our executive officers, both for the past fiscal year in determining bonus and equity-based incentives and for the upcoming fiscal year in setting base salaries and bonus targets. For all executive officers other than our Chief Executive Officer, the Committee will consider the recommendations from the Chief Executive Officer with respect to compensation for our executives, and subject to the Committee’s review and any adjustments to such recommendations, make its determinations with respect to executive compensation. With respect to compensation of our Chief Executive Officer, the Chairperson of the Committee will make a recommendation based on the evaluation and performance reviews of our Chief Executive Officer, and the full Committee will review and make any adjustments to such recommendation.

Elements of Compensation

For 2007, our compensation arrangements with our named executive officers consisted of a combination of annual base salary, performance bonus awards, and long-term incentive compensation in the form of stock option grants. In determining allocations among these three forms of compensation, we generally set base salary at a level to accomplish our management retention goals, set bonus targets to reward for operating results, and award stock options to focus management on creating long-term stockholder value.

Annual Base Salary

We believe that establishing an appropriate level of annual base salary is an important element in retaining and motivating our named executive officers. In determining base salaries for our named executive officers, the Committee considers the responsibilities of each position and the skills and experience required for each job, as well as the other factors outlined above under “—Compensation Determinations.” The Committee’s determinations are influenced heavily by the evaluations and performance reviews for each named executive officer and the recommendations presented to the Committee by our Chief Executive Officer, as discussed above. In addition, the Committee reviews the peer group and benchmarking analyses, and finally, reviews total compensation for reasonableness under the overall circumstances prior to making any final determinations.

The following table sets forth the base salaries of our named executive officers for the years ended December 31, 2006 and 2007. As set forth in the table below, for the year ended December 31, 2007, the Committee did not increase the base salaries of our named executive officers as compared to the year ended December 31, 2006.

Name	2006 Base Salary	2007 Base Salary	Percent Change
James D. Taiclet, Jr.	$835,000	$835,000	0%
Bradley E. Singer	$600,000	$600,000	0%
Steven J. Moskowitz	$475,000	$475,000	0%
William H. Hess	$400,000	$400,000	0%
Edmund DiSanto (1)	n/a	$350,000	n/a
J. Michael Gearon, Jr.	$475,000	$475,000	0%

(1)	Mr. DiSanto joined the Company on April 1, 2007.

In setting base salaries for our named executive officers, the Committee weighs heavily the fact that we have a small senior management team relative to the size of our Company, which we believe allows the Company to leverage the broader capabilities of the executive officers more effectively and fosters a team approach and greater collaboration among our executive officers. Given this team orientation, we generally limit the relative difference in base salaries among our executive officers. As a result, the annual base salaries for our named executive officers can vary significantly from those of named executive officers in comparable positions at other companies. Based on the peer group and benchmarking analyses, annual base salaries in 2007 for Messrs. Singer, Hess and Gearon were above the seventy-fifth percentile, and the annual base salaries of Messrs. Taiclet, Moskowitz and DiSanto were at the sixty-fifth, forty-fifth and fiftieth percentile, respectively. In assessing the appropriateness of its base salary determinations for 2007, the Committee also considered that our management structure differs from that of our peer companies, and that the roles our named executive officers play in our organization may not match exactly with executives in comparable positions in the companies included in the peer group and benchmarking analyses. For example, no other companies included in the analyses have a named executive officer serving in the position of Executive Vice President, Chief Administrative Officer and General Counsel. Accordingly, when conducting a benchmarking analysis for this position, the Committee can only assess similar positions at other companies, which is factored into its assessment of the appropriateness of base salary relative to the companies included in the peer group and benchmarking analyses.

We historically have established a base salary for each of our executives that represents approximately two-thirds of their total annual cash payments, with a performance bonus component representing approximately one-third of cash payments (assuming bonus targets are met). For 2007, the Committee determined not to increase the base salaries of our named executive officers, but the Committee did increase the potential bonus target for our named executive officers, as discussed below under “—Performance Bonus Awards.” The Committee considered the fact that the Company was awarding merit raises to increase salaries for its non-executive employees based on individual performance and contributions to Company performance in 2006, and the Committee likewise determined to increase cash compensation to the Company’s executive officers; however, the Committee determined that the additional cash compensation should be at-risk to the executives, subject to the achievement of their goals and objectives for the year. Accordingly, the Committee determined to increase the bonus target for our named executive officers and not to increase salary. As a result, when base salaries were set for 2007, they represented approximately 63% of total annual cash payments for each of our executives (assuming bonus targets are met).

With respect to the base salary of Mr. Taiclet, we note that his 2007 base salary was at the sixty-fifth percentile relative to that of chief executive officers of other companies included in the peer group and benchmarking analyses. Mr. Taiclet joined the Company in September 2001 as our President and Chief Operating Officer, and when he became our Chief Executive Officer in October 2003, we increased his salary in connection with his promotion and the increase in his responsibilities. Given that Mr. Taiclet was an internal successor to our former Chief Executive Officer, Mr. Taiclet did not receive a significant salary premium when he became our Chief Executive Officer. While the Committee has approved base salary increases for Mr. Taiclet over the last several years, based on the desire of the Committee, as well as Mr. Taiclet, to limit the relative difference in salaries among our executive officers, we have not recommended an increase that would place Mr. Taiclet in the seventy-fifth percentile for base salary. As set forth below, the Committee did award Mr. Taiclet a larger stock option grant in 2007 relative to our other named executive officers, which also had the effect of increasing his total compensation relative to other companies included in the peer group and benchmarking analyses.

Performance Bonus Awards

We believe that annual cash bonus awards are an effective tool in motivating our executives by rewarding them for individual performance and for contributions to Company performance. In determining performance bonus awards for our executive officers, the Committee considers the achievements of each executive officer relative to his individual goals and objectives for the year, as well as the Company’s achievement of its goals and objectives for the year. For 2007, the achievement of Company goals and objectives represented 50% of the performance bonus targets for our executives, while the achievement of individual goals and objectives represented 50% of executive bonus targets.

Generally, if we meet our performance goals for the year and the executive meets his performance goals for the year, the executive would be eligible to receive a performance bonus equal to such executive’s bonus target. For 2007, the bonus target for our executive officers, including for our Chief Executive Officer, was 60% of base salary. This represented an increase from 2006, for which the bonus target was 50% of base salary. As discussed above under “—Annual Base Salary,” the Committee determined to increase cash compensation to the Company’s executive officers in 2007; however, the Committee determined that the additional cash compensation should be at-risk to the executives, subject to the achievement of their goals and objectives for the year. Accordingly, the Committee determined to increase the 2007 bonus target for our named executive officers to 60% of base salary.

If we exceed our goals and/or the executive exceeds his goals, the annual performance bonus could be subject to increase at the discretion of the Committee. Likewise, if we did not meet our goals and/or the executive did not meet his goals, the annual performance bonus would be subject to decrease, or elimination, at the discretion of the Committee. In a typical year, the Committee does not award performance bonuses that are below 75% of the bonus target or above 150% of the bonus target. Accordingly, based on a performance bonus target for 2007 of 60% of base salary, bonuses for 2007 would generally range between 45% and 90% of base salary. While the Committee generally adheres to these guidelines, in certain circumstances, the Committee may award bonuses in excess of 150% or below 75% of the bonus target.

Company goals typically relate to financial performance. In assessing financial performance for purposes of the annual performance bonus, we consider whether we have met our rental and management segment revenue and Adjusted EBITDA goals for the year, which are generally set at or near the mid-point of the full year outlook provided by us to investors in the first fiscal quarter of each year. In addition, we consider metrics based on our Free Cash Flow for the year, including our success at controlling expenditures. We base bonuses for all of our executives on these goals, as we believe that making Company financial performance a shared objective for our executives will encourage alignment and teamwork among our executives. We also believe that these measures of financial performance are among the most important for our investors, which provides alignment between our executives and our investor base. While we derive our outlook based on our internal budgets and business plans and our expectations for our Company, the communications site leasing industry and our customers, our business is subject to a number of risks and uncertainties, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as risks associated with market conditions generally. When we establish our Company performance goals for the year, our expectation is that our executive officers will deliver on our business plans and that, as a result, the Company will achieve these goals. However, there is no guaranty that the Company will meet its goals, and accordingly, there is no guaranty that our executives will receive a bonus based on Company performance.

On February 20, 2007, we issued a press release reporting our fourth quarter and full year results for 2006 that included our 2007 full-year outlook. In this press release, which we furnished to the SEC on Form 8-K, we indicated anticipated rental and management segment revenues for 2007 of between $1.395 billion and $1.415 billion and anticipated Adjusted EBITDA for 2007 of between $960 million and $988 million. Additional information regarding these financial metrics, including our definitions of Adjusted EBITDA and Free Cash Flow, is set forth in the Form 8-K, dated February 20, 2007. For 2007, we generated rental and management segment revenues of approximately $1.426 billion and Adjusted EBITDA of approximately $980 million. Based on our 2007 financial results, we determined that we exceeded our goals related to rental and management segment revenue and Adjusted EBITDA, and that we met our Free Cash Flow goals. Accordingly, with respect to Company performance, the Committee determined that we exceeded our goals for 2007.

In evaluating Company performance, the Committee also took into account total return to stockholders as demonstrated by the 14.3% increase in our stock price during the year ended December 31, 2007 (as compared to 5.5% for the S&P 500 index) and noted that in 2007, the Company was selected for inclusion in the S&P 500 index. In addition, the Committee considered the Pearl Meyer peer group and benchmarking analyses related to company performance, including the determination that we ranked first among the peer group companies in performance on both a one-year and three-year basis, based on overall average performance in terms of revenue growth, EBITDA as a percentage of revenue and total stockholder return.

In determining individual performance, the Committee relies primarily on the evaluations and performance reviews for each executive officer. As discussed above, these reviews are conducted by our Chief Executive Officer and include input from internal and external sources familiar with the performance of the executive. The Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of his goals and objectives and his potential to enhance long-term stockholder value, and is not based upon rigid guidelines or formulas or short-term changes in our stock price. In assessing the performance of each executive, the Committee considers achievements as they relate to each goal, and it approves bonuses based on the overall achievement by each executive. Accordingly, if an executive fails to achieve one goal, but overachieves on another goal, he would still generally be eligible for a bonus based on his individual performance. While there is no guaranty that each executive will achieve all of his goals, our executives generally have achieved or exceeded most of their goals during each of the past few years, with the result that they typically have received the portion of the bonus based on individual performance.

The following table sets forth the target cash bonuses and actual bonuses for our named executive officers with respect to annual performance bonuses awarded for the years ended December 31, 2006 and 2007.

	2006		2007
Name	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus	Target Cash Bonus Potential (% of Base Salary / $)	Actual Cash Bonus	Percent Change
James D. Taiclet, Jr.	50% / $417,500	46% / $383,000	60% / $501,000	84% / $701,400	83%
Bradley E. Singer	50% / $300,000	44% / $265,000	60% / $360,000	78% / $468,000	77%
Steven J. Moskowitz (1)	50% / $237,500	69% / $328,000	60% / $285,000	81% / $384,750	17%
William H. Hess (2)	50% / $200,000	44% / $176,000	60% / $240,000	75% / $300,000	70%
Edmund DiSanto (3)	n/a	n/a	60% / $210,000	84% / $294,000	n/a
J. Michael Gearon, Jr. (4)	50% / $237,500	68% / $321,000	60% / $285,000	n/a	n/a

(1)	In addition to the annual performance bonus award, Mr. Moskowitz received a discretionary bonus of $40,000 in February 2007, as discussed below.

(2)	In addition to the annual performance bonus award, Mr. Hess received a discretionary bonus of $50,000 in March 2007, as discussed below.

(3)	Mr. DiSanto joined the Company on April 1, 2007.

(4)	Mr. Gearon left the Company in February 2007, and did not receive any bonus payment for 2007.

In considering individual performance, the Committee determined that Messrs. Taiclet, Singer, Moskowitz, Hess and DiSanto significantly exceeded their goals for 2007. As Mr. Gearon left the Company in February 2007, he did not receive any bonus payment for 2007. Among other things, the Committee considered the substantial achievements of our named executive officers in the following areas when considering their individual performance for 2007:

•

For Mr. Taiclet, the successful recruitment of key personnel to the Company, including senior executives and new members of the Board of Directors, improvements in corporate administrative processes, the implementation of the Company’s Excellence through Ethics program, the initiation of international expansion efforts in Asia, and operational improvements in U.S. operations.

•

For Mr. Singer, effective communications with the Company’s investor base and credit ratings agencies, his efforts with respect to the Company’s stock repurchase program, and the successful execution of the Company’s financing strategy, including the implementation of a capital structure with lower cost, greater flexibility and varied maturities through the securitization of certain of the Company’s tower sites, the implementation of new credit facilities, and the issuance of senior notes.

•

For Mr. Moskowitz, measurable improvements in the operational performance of our U.S. business with respect to lease processing cycle time and customer survey feedback scores, outperformance with respect to revenue growth in our U.S. business, advancements with respect to the Company’s e-commerce project and work related to the Company’s distributed antenna systems (DAS) initiatives.

•

For Mr. Hess, the well-executed transition of General Counsel duties to Mr. DiSanto, attainment of revenue growth in our Mexico and Brazil operations, recruitment and retention of key personnel in Mexico and Brazil and advancement of operational improvement initiatives in these markets.

•

For Mr. DiSanto, effective management of the Company’s risk management and litigation management efforts, recruitment of key managers to the Human Resources department, provision of support to our Board and Board committees and to the Company’s financing and international expansion initiatives.

As set forth in the table above, the cash bonuses awarded to Messrs. Taiclet, Singer and Hess for 2007 were significantly larger than the cash bonuses awarded to such individuals for 2006. As discussed in our Proxy Statement for our 2006 annual meeting of stockholders, these executives attained or exceeded most of their individual goals for 2006, which would have resulted in larger bonuses for 2006. However, in connection with the determination in 2006 that the Company had material weaknesses in its internal controls, including with respect to its historical stock option granting practices and related accounting, which led to a restatement of the Company’s historical financial statements in 2006, the Committee determined to reduce the bonuses payable to these executives for 2006. Accordingly, this significantly impacts the year to year comparison of bonuses for 2007 and 2006.

In addition to our annual performance bonus awards, from time to time we award our employees, including our executive officers, discretionary bonus awards. Discretionary bonuses to our executive officers generally relate to specific achievements or accomplishments that are separate from or above and beyond an executive’s goals and objectives for the year, and if awarded, are based on the recommendation of the Chief Executive Officer and subject to approval by the Committee. During 2007, we awarded special bonuses to Messrs. Moskowitz and Hess for $40,000 and $50,000, respectively. The special bonus award to Mr. Moskowitz was approved in February 2007, in recognition of his significant achievements with respect to the implementation of new master lease agreements with certain of the Company’s wireless carrier customers. The special bonus award to Mr. Hess was approved in March 2007, in recognition of his significant efforts related to his service as both Executive Vice President, International Operations and General Counsel during the transition period prior to Mr. DiSanto joining the Company as Executive Vice President, Chief Administrative Officer and General Counsel.

Long-Term Incentive Compensation

We believe that granting equity-based incentive awards to our executives serves to align executive compensation with long-term stockholder value. In 2007, we awarded our named executive officer options to purchase shares of our Common Stock that vest over time, so that our executive officers will have a continuing stake in the long-term success of the Company. In determining the size of each stock option grant to be awarded to our executive officers, the Committee considers similar awards to individuals holding comparable positions and/or with comparable roles at the companies included in the peer group and benchmarking analyses, overall Company performance, individual performance relative to annual goals and objectives and anticipated level of future contribution by the executive officer. The amount of stock options granted to each of our executives is generally determined so as to result in total compensation to each of our executives at or above the seventy-fifth percentile as compared to the companies included in the peer group and benchmarking analyses.

We believe that our executive officers can create the largest impact on our Company by focusing on long-term goals. Accordingly, we historically have weighted our total executive compensation heavily towards stock options that vest over time. We believe that options that vest ratably over four years create an incentive for our executives to focus on long-term results and that annual vesting provides an appropriate intermediate value as results are attained. We also believe that four year vesting contributes to employee retention. Given that we typically enter into long-term leases with our customers, we generate relatively predictable revenues. While our management can drive additional business, cost reduction efforts, process improvements and other short-term advancements, we believe that focusing our executive officers on long-term achievements will create the greatest stockholder value for the Company. Management decisions on mergers and acquisitions, long-term contracts with major customers, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances will have the largest impact on the Company. Decisions on these types of matters may have a negative short-term impact on our performance and/or stock price, but may result in long-term value. We believe that by granting our executives meaningful levels of equity-based awards, they will have a greater incentive to focus on long-term results. Therefore, our stock option grants have tended to be above the seventy-fifth percentile as compared to the companies included in the peer group and benchmarking analyses.

In March 2007, in connection with annual performance reviews and the Company’s all-employee option grant, the Committee awarded option grants to each of Messrs. Taiclet, Singer, Moskowitz and Hess based on their performance for the year ended December 31, 2006 and expected future contributions to the Company. In June 2007, the Committee awarded a new-hire option grant to Mr. DiSanto. The following table sets forth the stock options granted to our named executive officers for the years ended December 31, 2006 and 2007.

Name	2006	2007	Percent Change
James D. Taiclet, Jr.	500,000	350,000	-30%
Bradley E. Singer	450,000	250,000	-44%
Steven J. Moskowitz	400,000	200,000	-50%
William H. Hess	175,000	175,000	—
Edmund DiSanto (1)	n/a	200,000	n/a
J. Michael Gearon, Jr. (2)	125,000	n/a	n/a

(1)	Mr. DiSanto joined the Company on April 1, 2007.

(2)	Mr. Gearon left the Company in February 2007, and did not receive an option grant in 2007.

Each of the option grants set forth in the table above vests 25% annually over four years, commencing one year from the date of grant, has an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, and has a term of ten years. Based on the peer group and benchmarking analyses, the stock option grants made to each of our named executive officers in 2007 are above the seventy-fifth percentile.

While we generally have limited the relative difference in base salaries among our executive officers, our practice has been to award stock options to our executives in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive and the executive’s operating unit to the Company. Accordingly, our largest stock option grants are typically awarded to our Chief Executive Officer, our Chief Financial Officer and the President of our U.S. Tower Division. In 2007, these roles were held by Messrs. Taiclet, Singer and Moskowitz, respectively. As Mr. Gearon left the Company prior to March 15, 2007, the date of our 2007 annual all-employee grant, he was not awarded an option grant in 2007.

The option grant to Mr. DiSanto in 2007 was a significant component of the compensation package designed to recruit Mr. DiSanto to the Company. In determining the size of Mr. DiSanto’s option grant, we considered the size of stock option grants that we had historically awarded to our General Counsel, and we adjusted it to factor in that, in Mr. DiSanto’s new role, he would also serve as the Company’s Chief Administrative Officer, pursuant to which he would be responsible for the Company’s Human Resources department. We also considered that the initial equity-incentive grant needed to be an appropriate size to recruit Mr. DiSanto to the Company. Based on all of these factors, we awarded Mr. DiSanto an option to purchase 200,000 shares of our Common Stock.

As set forth in the table above, the size of our annual option grants to Messrs. Taiclet, Singer and Moskowitz in 2007 reflected a decrease of between 30%—50% from our annual option grants in 2006. In determining to reduce the size of our option grants to our named executive officers in 2007, the Committee considered that the Company had granted a sizeable number of options to its executives in prior years. The Committee also considered the increase in value of the Company’s stock options under the Black-Scholes valuation methodology. Over the last two years our stock price increased by 57%, from $27.10 per share on December 30, 2005 to $42.60 per share on December 31, 2007. Given the impact of stock price on the Black-

Scholes option value calculation, the rise in our stock price has resulted in a substantial increase in the Black- Scholes value of our options. While we do not base our decisions with respect to stock option grants solely on Black-Scholes values, we took this increase into consideration when determining to reduce the size of option grants in 2007. With respect to Mr. Hess, the Committee determined not to reduce the size of his option grant for 2007 in recognition of his assumption of the leadership role for our operations in Mexico and Brazil. The Committee considered that Mr. Hess was transitioning from the role of General Counsel to a leader of a business operating unit and acknowledged that the contributions of Mr. Hess during the transition period would have a significant impact on the Company.

In addition to our practice of granting options in connection with our annual performance reviews, from time to time we award stock option grants to our employees, including our executive officers, related to specific achievements or accomplishments. During 2007, we did not grant options to our executives for specific achievements or accomplishments outside of the annual option grant process.

While historically we have only granted equity-based awards in the form of stock options, in 2008, we determined to include RSUs as a component of our equity-based incentive compensation. In May 2007, we obtained stockholder approval for our new 2007 Equity Incentive Plan (2007 Plan). Our previous plan, the 1997 Stock Option Plan, as amended (1997 Plan), terminated in November 2007. The 2007 Plan provides greater flexibility than the 1997 Plan with respect to the types of equity-based awards that can be granted. As part of the 2008 all-employee grant, we awarded stock options and RSUs under the 2007 Plan to our executive officers and employees, as discussed below under “—Equity-Based Awards” and “—Compensation Determinations for 2008.”

Perquisites

We do not believe in providing extensive perquisites to our executive officers. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers, and include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that is dependent on the level of benefits coverage that each employee or executive elects. We have no deferred compensation plans or supplemental executive retirement plans, nor any outstanding loans of any kind to our executive officers.

As set forth in the Summary Compensation Table, “All Other Compensation,” perquisites to executive officers include an annual car allowance of $12,000 and reimbursement for related auto insurance premiums. They also include amounts for discounted parking at our corporate offices in Boston, a benefit we provide to a number of our corporate employees, including our named executive officers. In addition, we purchase season tickets to sporting and entertainment events for business outings with customers and vendors, and if the tickets are not being used for business purposes, our named executive officers and other employees may have opportunities to use these tickets. Accordingly, we reflect in the “All Other Compensation” column of the Summary Compensation Table the value associated with any personal use of tickets by our named executive officers, including an amount for any related taxes on such benefits.

Determination of Named Executive Officers for 2007

In accordance with SEC rules and regulations, our named executive officers for the year ended December 31, 2007 include our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2007. Accordingly, Mr. Taiclet, our chief executive officer, and Mr. Singer, our chief financial officer, are considered named executive officers for 2007. After analyzing the total compensation received by our other executive officers for 2007, including (1) amounts for base salary earned during 2007, (2) cash bonuses awarded for service during

2007, (3) compensation expense recorded by the Company in 2007 with respect to stock options (in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R)) and (4) the value of perquisites received in 2007, the Company determined that Messrs. Moskowitz, Hess and DiSanto were the three most highly compensated executive officers who were serving as executive officers on December 31, 2007. Accordingly, these individuals, together with Messrs. Taiclet and Singer, were determined to be named executive officers for purposes of the Company’s Proxy Statement disclosure.

In addition, SEC rules require that we include in our group of named executive officers any former executive officers who left the Company during the year ended December 31, 2007, but whose compensation for the year would have caused them to be one of the Company’s three highest paid executive officers as of December 31, 2007. In February 2007, Mr. Gearon left the Company to devote more time to his personal endeavors and other interests. As Mr. Gearon’s termination was voluntary, he did not receive any payments related to base salary, bonus or continuation of health benefits provided for in his February 2004 letter agreement relating to his employment with the Company. Under the terms of Mr. Gearon’s letter agreement, Mr. Gearon had the right to participate in the Company’s stock option plan for the duration of the vesting period of his options, provided that such continued participation was accomplished through a mutually acceptable arrangement. We reached a mutually acceptable arrangement with Mr. Gearon, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested options to purchase 281,250 shares of our Common Stock so that they were immediately exercisable. We also agreed that all of Mr. Gearon’s options would be governed by the terms of the 1997 Plan (pursuant to which his options had been granted), and accordingly, Mr. Gearon had a period of three months following his separation from the Company to exercise any outstanding options prior to their expiration, all of which were exercised in March 2007. We accounted for the acceleration of vesting of Mr. Gearon’s unvested stock options as a modification, and in accordance with SFAS No. 123R, we recorded additional stock-based compensation expense of $4.7 million for the year ended December 31, 2007. As a result of the compensation expense recorded by the Company for Mr. Gearon in 2007, his total compensation for the year would have caused him to be one of the Company’s three highest paid executive officers as of December 31, 2007. Accordingly, under SEC rules, Mr. Gearon is included in the Company’s Proxy Statement disclosure as a named executive officer notwithstanding the fact that he is no longer with the Company.

Compensation Determinations for 2008

In February 2008, the Committee established base salaries and bonus targets for our executive officers for 2008. For 2008, the Committee approved salary increases for our executive officers ranging from 5%—12.5%, and for our executive officers other than Mr. Taiclet, the Committee left the bonus target unchanged from 2007, at 60% of base salary (assuming bonus targets are met). For Mr. Taiclet, the Committee increased the bonus target from 60% to 75% of base salary. The following table sets forth the base salary and bonus targets for Messrs. Taiclet, Singer, Moskowitz, Hess and DiSanto for the year ended December 31, 2008.

Name	2007 Base Salary	Raise	2008 Base Salary	2008 Target Cash Bonus Potential (% of Base Salary / $)
James D. Taiclet, Jr.	$835,000	5.0%	$876,750	75% / $657,563
Bradley E. Singer	$600,000	5.0%	$630,000	60% / $378,000
Steven J. Moskowitz	$475,000	11.6%	$530,000	60% / $318,000
William H. Hess	$400,000	12.5%	$450,000	60% / $270,000
Edmund DiSanto	$350,000	8.6%	$380,000	60% / $228,000

In February 2008, the Committee also approved the award of options and RSUs pursuant to our annual all-employee grant, which included awards to our executive officers comprised of 50% stock options and 50% time-based RSUs, based on the value of the total equity-based award. In determining the size of these awards, the Committee first considered how many stock options would have been awarded to our executives for 2008, if the Committee were to approve awards consisting solely of stock options. The Committee then divided that number in half to determine the stock option component of the award. To determine the number of RSUs, the Committee then divided that number by 3.5, to reflect a conversion ratio of stock options to RSUs of 3.5:1. The Committee determined that using a cost-neutral Black-Scholes valuation analysis would result in a conversion ratio of stock options to RSUs of approximately 2.8:1, as discussed below under the heading “—Equity-Based Awards.” Based on input provided by Pearl Meyer, the Committee determined to use the higher conversion ratio (and therefore less valuable to the executives) of 3.5:1 for awards of RSUs to executive officers, as well as for members of the Board of Directors, in recognition of the lower risk associated with RSUs.

The following table sets forth the stock options and RSUs granted to Messrs. Taiclet, Singer, Moskowitz, Hess and DiSanto as part of our 2008 all-employee grant based on their performance for the year ended December 31, 2007 and expected future contributions to the Company.

Name	Stock Options	RSUs
James D. Taiclet, Jr.	162,500	46,430
Bradley E. Singer	112,500	32,140
Steven J. Moskowitz	112,500	32,140
William H. Hess	87,500	25,000
Edmund DiSanto	87,500	25,000

Each of the option grants vests 25% annually over four years, commencing one year from the date of grant, and has a term of ten years. Each of the grants of RSUs vests 25% annually over four years, commencing one year from the date of grant. All of the stock options and RSUs awarded as part of our annual all-employee grant, including the above awards to our executive officers, were granted on March 17, 2008. The stock options granted as part of the all employee grant have an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant.

Employment and Other Agreements

In order to recruit and retain our executive officers, we enter into employment and other agreements with our executive officers from time to time. All agreements and arrangements with our executives are subject to review by the Committee. We have entered into letter agreements with each of our named executive officers that establish initial base salaries and target cash bonus awards, as well as severance benefits. In addition, we have entered into noncompetition arrangements with Messrs. Gearon and Hess. The terms of these agreements, as well as a tabular summary of the potential severance benefits that would be payable to each of our named executive officers in different termination scenarios, is set forth below under the heading “Employment and Severance Arrangements.”

In August 2001, we entered into a letter agreement with Mr. Taiclet as part of our efforts to recruit Mr. Taiclet to the Company as President and Chief Operating Officer. We recruited Mr. Taiclet with the expectation that he would become our Chief Executive Officer within three years time. Accordingly, the letter agreement was designed to provide Mr. Taiclet with certain benefits, including full vesting of stock options and one year of salary, if a change of control of the Company occurred or if Mr. Taiclet was not selected as our Chief Executive Officer. In October 2003, our former Chief Executive Officer retired (though retaining his role as Chairman of our Board of Directors), and Mr. Taiclet became our Chief Executive Officer.

In November 2003, we entered into letter agreements with each of Messrs. Singer, Moskowitz and Hess, and in February 2004, we entered into a letter agreement with Mr. Gearon, relating to their employment with the Company. We entered into the above employment agreements with our executive officers shortly after our former Chief Executive Officer retired and Mr. Taiclet became our Chief Executive Officer. Given this transition and the various issues facing the Company in 2003, we believed that these agreements were an appropriate retention tool for our executive officers at that time. In March 2007, in connection with the hiring of Mr. DiSanto, we entered into a letter agreement with Mr. DiSanto related to his employment with the Company. Our agreement with Mr. DiSanto is consistent with the terms of our agreements with our other executives, except that we also agreed to provide Mr. DiSanto with relocation and temporary living expenses to facilitate his transition to the Company, as discussed below under the heading “Employment and Severance Arrangements.” We believed that entering into such a letter agreement with Mr. DiSanto was an important element of the recruiting process and that it was necessary to provide Mr. DiSanto with enough security to leave his former employer and join our Company. We also believed that, given our small senior management team, it was important to provide benefits to Mr. DiSanto consistent with those provided to our other named executive officers, in part to reinforce our emphasis on a team approach and collaboration among our executive officers.

We are also a party to noncompetition agreements with each of Messrs. Gearon and Hess. We entered into Noncompetition and Confidentiality Agreements with Messrs. Gearon and Hess in January 2004 in connection with the Company’s purchase of their equity interests in the Company’s Brazil subsidiary, ATC South America Holding Corp. (ATC South America). In addition, in 2001, we entered into similar arrangements with Messrs. Gearon and Hess related to the Company’s Mexico subsidiary, ATC Mexico Holding Corp. (ATC Mexico) (see “— Other Compensation” below). Following Mr. Gearon’s separation from the Company, we reached an agreement with Mr. Gearon to clarify and resolve the scope of his ongoing obligations under these non-competition arrangements with the Company, and we terminated the outstanding Noncompetition and Confidentiality Agreements with Mr. Gearon, as discussed below under the heading “Employment and Severance Arrangements.” Under the new noncompetition arrangement, Mr. Gearon has agreed not to engage in competitive activities with the Company in Mexico or Brazil through October 2, 2008.

Other Compensation

In addition to the compensation arrangements discussed above, we historically had an investment and compensation framework in our international business that resulted in additional payments to Messrs. Gearon and Hess in years prior to 2007. As the Company made all final payments under this framework during the year ended December 31, 2006, no payments of “other compensation” under this framework or otherwise were made during 2007. The international investment and compensation framework was designed to create an investment opportunity for Mr. Gearon and an opportunity for our international team members to participate in the value created by their efforts in our international markets. Based on commitments made by the Company to Mr. Gearon in 2001, this framework was established in 2001 at ATC Mexico, and in 2004 at ATC South America, pursuant to which we established option plans for ATC Mexico and ATC South America and Mr. Gearon made direct investments in these entities. We terminated the ATC Mexico and ATC South America option plans in 2007. At the time these arrangements were established, we believed that Mr. Gearon’s efforts were critical to growing our international business, and we worked to create an arrangement with Mr. Gearon pursuant to which Mr. Gearon and the international management team would take an ownership stake in our international business.

During the year ended December 31, 2006, as a result of these arrangements, we repurchased from Messrs. Gearon and Hess and certain other employees of our international business all outstanding shares of common stock in ATC South America that we did not own. Our Board determined the fair market value of these repurchases with the assistance of an independent financial advisor, and as a result, we paid Mr. Gearon an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment in ATC South America, and we paid Mr. Hess an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment in ATC South America. These repurchases are described under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

We evaluate and consider from time to time expansion opportunities for our international business. While we do not currently anticipate creating investment opportunities or establishing separate stock option plans in connection with our international expansion efforts, we may determine to implement bonus or other motivational programs in the future. Any compensatory programs would be subject to approval by the Committee, and any other programs would be subject to review and approval by the Nominating and Corporate Governance Committee, in accordance with our approval policies for related party transactions.

Equity-Based Awards

We believe that the granting of equity-based awards is an effective tool for motivating our executives and employees. Historically, we have had a broad-based stock option program in which every new employee hired by us is eligible to receive an option to purchase at least 300 shares of our Common Stock. Thereafter, we typically granted additional options to our employees on an annual basis as part of an all-employee grant in connection with our annual performance review process. Our annual all-employee grant has typically consisted of a grant of at least 500 stock options to each employee, with the size of the stock option grant increasing based on the employee’s level of responsibility and performance.

As discussed above, the 2007 Plan provides us with greater flexibility than the 1997 Plan with respect to the types of equity-based awards that can be granted. In 2008, the Committee determined to grant RSUs under the 2007 Plan as a component of our equity-based incentive compensation. RSUs are rights to receive shares of our Common Stock, subject to certain restrictions that lapse over a specified vesting period. Whereas stock options generally only provide value to the option recipient when the value of the underlying stock increases above the exercise price of the option, RSUs are so-called “full value” awards, in that when they vest, they have a value equal to the underlying stock, even if the value of the stock decreases subsequent to the date of the grant. Accordingly, the value of our RSUs will increase or decrease as the price of our Common Stock increases or decreases.

Given that RSUs are full-value awards, they have a higher value than stock options. Based on a cost-neutral Black-Scholes valuation analysis, we determined that our RSUs have a value of approximately 2.8 times that of our stock options. Accordingly, by granting RSUs, we can grant our employees equity-based incentive awards using a smaller number of shares than if we were to grant stock options, but still award our employees an equivalent value of equity-based incentive compensation. We believe that this benefits our investors, in that it limits the dilution associated with our equity-based incentive compensation. We also believe that as our business continues to mature and our Common Stock has performed well over the past several years, RSUs are beneficial to our employees, as RSUs mitigate the effect of stock market volatility, given that they are not totally dependent on a future increase in stock price to deliver value. In addition, as a result of the way that options are accounted for under SFAS No. 123R (as discussed below under the heading “—Tax and Accounting Implications”), the financial statement expense that we record for option grants can be much greater than the perceived value of those grants or the value ultimately delivered to our employees. We believe that providing equity-based compensation in the form of RSUs allows us to better align the expense of equity grants to the Company with the perceived value of such grants by our employees.

In February 2008, the Committee approved the award of time-based RSUs in connection with our annual all-employee grant. We continue to believe in the benefits of a broad-based equity-incentive program in which every full time employee is eligible to participate, and for 2008, we determined to maintain this program for our employees using RSUs. Instead of granting options to purchase 500 shares of our Common Stock to each employee in connection with our all-employee grant, we approved the award of 180 time-based RSUs. Employees with more seniority and managerial responsibility were eligible to receive larger awards. When determining the number of RSUs subject to an award, we considered how many stock options we would have awarded to an individual, and then determined the equivalent number of RSUs using a conversion ratio of stock options to RSUs of 2.8:1, reflecting a cost-neutral Black-Scholes valuation methodology. For our employees at the level of vice president and above, including our named executive officers, we granted equity-based awards comprised of 50% stock options and 50% time-based RSUs, based on the value of the total equity-based award. In determining the size of awards for these individuals, we considered how many stock options we would have granted if we had awarded solely stock options. We then divided that number in half to determine the stock option component of the award. To determine the number of RSUs, we then divided that number by 2.8, to reflect a conversion ratio of stock options to RSUs of 2.8:1. As discussed above under “—Compensation Determinations in 2008”, we used a higher conversion ratio of 3.5:1 for awards of RSUs to executive officers, as well as for members of the Board of Directors, in recognition of the lower risk associated with RSUs.

The RSUs awarded as part of the all-employee grant contain terms that are generally consistent with our stock option grants. Accordingly, the RSUs will vest 25% annually over four years, commencing one year from the date of grant. For our employees that also received a portion of their equity-based incentive award in stock options, their stock options will similarly vest 25% annually over four years, commencing one year from the date of grant, and have a term of ten years. All of the stock options and RSUs awarded as part of our annual all-employee grant were granted on March 17, 2008. The stock options granted as part of the all employee grant have an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant.

In addition, the stock options and RSUs awarded as part of the all-employee grant, including the awards granted to our named executive officers, have terms that provide for the “claw back” by the Company of shares received pursuant to such awards and the payment to the Company of all gains realized by any person from the disposition of such shares, in certain circumstances. These claw back provisions will apply in the event the employee is terminated by the Company for cause or, following termination of employment for any reason, either (A) the Company determines that the employee engaged in conduct while an employee that would have justified termination for cause or (B) the employee violates any applicable confidentiality or non-competition agreement with the Company or any affiliate. Under the terms of the award agreements, termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the employee’s job responsibilities, fraud, dishonesty, self-dealing, breach of the employee’s obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

In February 2008, the Committee approved a number of written procedures regarding the grant of equity-based incentive awards and award modifications under the 2007 Plan, which include the following:

•

our annual broad-based all-employee grant, if approved, will be on March 10 of each year (or, if not a business day, the first business day following March 10), unless we have not yet filed our Annual Report on Form 10-K for such year, in which case the grant will be delayed until the first business day following the filing date of our Form 10-K with the SEC.

•

all new hire and promotional grants must be approved by the Committee, with the grant dates for such awards established as of the later of (i) the first business day of the calendar month following Committee action approving such grants and (ii) such future date as approved by the Committee.

•	unless otherwise expressly approved by the Committee, the grant price for all equity-based awards will be equal to the closing price of our Common Stock on the NYSE on the date of grant.

•

at or prior to the time the Committee meets or takes action by unanimous written consent to approve an equity-based award, the Committee shall receive a complete schedule setting forth all details of the proposed awards, and the date of grant for such awards will be the first business day of the calendar month following Committee action approving such grants or a future date specified by the Committee in such approval.

•

any material change to the terms of an equity-based award following Committee approval must be submitted for approval by the Committee, and any modification to any material term of an award shall be effective as of the date of approval by Committee, or a future date specified by the Committee in such approval.

As set forth above, our annual broad-based all employee grant, if approved by the Committee, will generally take place on March 10 of each year, subject to the timing of the filing of our Annual Report on Form 10-K with the SEC. Our equity-based award practices also implement a rigid process for the approval of all new hire and promotional grants. As set forth above, for all such awards, the grant dates will be established as of the later of the first business day of the calendar month following Committee action approving such grants and such future date as approved by the Committee.

Policies Regarding Stock Ownership and Related Matters

We believe that by holding shares of our Common Stock, RSUs and options to purchase our Common Stock, our executives will have interests that are more closely aligned with those of our stockholders. Although we do not have a formal stock ownership policy, we encourage our executives to hold shares or vested options so that they share in the sentiments of our stockholders as our stock price increases or decreases.

We have an Anti-Insider Trading Policy that governs all Company employees, including our executive officers and Directors. The policy imposes limits as to when and how our executives can engage in transactions in our securities and prohibits short sales of our Common Stock by all Company personnel. We do not currently have a policy that restricts our executives from entering into hedging transactions with respect to our stock, however, any such transactions would be subject to the Anti-Insider Trading Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), we generally seek to structure any long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). While certain of our named executive officers earned in excess of $1 million with respect to services performed in 2007, as a result of the timing of payments to our executives, none of our named executive officers was determined to have been paid compensation in excess of $1 million in 2007 for purposes of Section 162(m).

Accounting for Equity-Based Compensation

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, beginning on January 1, 2006, we began accounting for equity-based incentive awards in accordance with the requirements of SFAS No. 123R, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and Directors, including stock options, RSUs and employee stock purchases under employee stock purchase plans. Under SFAS No. 123R, we are required to account for share-based compensation transactions using a fair value method and recognize the related expense associated with share-based payments in our statement of operations. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the accounting measurement date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited. Under SFAS No. 123R, the fair value of the stock option is determined using a Black-Scholes option-pricing model that takes into account the stock price at the accounting measurement date, the exercise price, the expected life of the option, the volatility of the underlying stock and its expected dividends, and the risk-free interest rate over the expected life of the option. In 2008, the Committee determined to include RSUs as a component of our long-term equity-based compensation. Under SFAS No. 123R, the fair value of RSUs is determined by the market price of our Common Stock on the grant date. We continue to believe that our broad-based equity incentive program is an effective tool for motivating our employees and expect to continue to grant options and RSUs to our employees and executives, notwithstanding the impact of SFAS No. 123R on our financial statements.

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2007 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Pamela D. A. Reeve, Chairperson

Raymond P. Dolan

Carolyn F. Katz

Samme L. Thompson

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers for the years ended December 31, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)		Non- Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
James D. Taiclet, Jr. Chairman of the Board, President and Chief Executive Officer	2007 2006	$ $	835,000 835,000	– –	– –	$ $	4,635,371 3,675,079	$ $	701,400 383,000	– –	$ $	25,230 22,947	$ $	6,197,001 4,916,026

Bradley E. Singer Chief Financial Officer and Treasurer	2007 2006	$ $	600,000 600,000	– –	– –	$ $	3,733,451 3,143,071	$ $	468,000 265,000	– –	$ $	23,501 23,290	$ $	4,824,952 4,031,361

Steven J. Moskowitz Executive Vice President and President, U.S. Tower Division	2007 2006	$ $	475,000 475,000	$40,000 –	– –	$ $	3,420,479 3,026,464	$ $	384,750 328,000	– –	$ $	27,103 23,515	$ $	4,347,332 3,852,979

William H. Hess (6) Executive Vice President, International Operations	2007 2006	$ $	400,000 400,000	$50,000 –	– –	$ $	1,703,131 1,263,489	$ $	300,000 176,000	– –	$ $	25,901 24,730	$ $	2,479,032 1,864,219

Edmund DiSanto (7) Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2007		$249,038	–	–		$484,152		$294,000	–		$16,329		$1,043,519

J. Michael Gearon, Jr.(6)(8)	2007		$112,915	–	–		$4,691,532		n/a	–		$4,500		$4,808,947
Former President, American Tower International and Vice Chairman	2006		$475,000	–	–		$1,140,002		$321,000	–		$16,672		$1,952,674

(1)	In addition to the annual performance bonus awards that we pay to our named executive officers (included in column (g)), from time to time we pay discretionary bonuses that relate to specific achievements or accomplishments. During 2007, Messrs. Moskowitz and Hess received discretionary bonuses of $40,000 and $50,000, respectively. For more information, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (SFAS No. 123R) of stock options granted pursuant to our 1997 Plan and our 2007 Plan, and thus include amounts related to awards granted in prior years. See notes 1 and 13 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008, regarding assumptions underlying valuation of equity awards, and corresponding notes to consolidated financial statements for prior fiscal years for awards made in such years.

(3)	The amounts in column (g) reflect for the year ended December 31, 2007, cash payments made in 2008 with respect to annual performance bonus awards for services performed in 2007, and for the year ended December 31, 2006, cash payments made in 2007 with respect to annual performance bonus awards for services performed in 2006.

(4)	We do not maintain any pension or non-qualified deferred compensation plan.

(5)	The amounts in column (i) include for each of our named executive officers matching contributions pursuant to our 401(k) plan, an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office, as well as the value associated with personal use of Company tickets to sporting and entertainment events, including an amount for any related taxes on such benefits. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are available generally to all salaried employees.

(6)	In 2006, Messrs. Gearon and Hess received payments from us in connection with our purchase for fair market value of their ownership interests in ATC South America. As discussed in “Compensation Discussion and Analysis—Other Compensation” and “Certain Relationships and Related Party Transactions” included in this Proxy Statement, these interests were acquired in connection with an initial investment in ATC South America by Mr. Gearon in 2004 and exercises of options granted to Messrs. Gearon and Hess in 2004 pursuant to the ATC South America Stock Option Plan. In 2006, we repurchased Mr. Gearon’s interests for an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment, and we repurchased Mr. Hess’s interests for an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment.

(7)	Mr. DiSanto joined the Company on April 1, 2007. His annualized salary for the year ended December 31, 2007 was $350,000.

(8)	Mr. Gearon left the Company in February 2007, and in connection with his separation from the Company, we accelerated the vesting of Mr. Gearon’s unvested stock options so that they were immediately exercisable. We accounted for the acceleration of vesting as a modification, and in accordance with SFAS No. 123R, we recorded additional stock-based compensation expense of $4.7 million for the year ended December 31, 2007. For more information, see “Determination of Named Executive Officers for 2007” in our Compensation Discussion and Analysis included in this Proxy Statement.

Grants of Plan-Based Awards for 2007

The following table sets forth information relating to options granted pursuant to our equity incentive plans and cash bonus opportunity awarded as part of our annual performance bonus during the year ended December 31, 2007 to each of our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)(3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James D. Taiclet, Jr.
Cash bonus		$375,750	$501,000	$751,500
Option grant	3/15/2007								350,000	$37.52	$4,982,727

Bradley E. Singer
Cash bonus		$270,000	$360,000	$540,000
Option grant	3/15/2007								250,000	$37.52	$3,559,091

Steven J. Moskowitz
Cash bonus		$213,750	$285,000	$427,500
Option grant	3/15/2007								200,000	$37.52	$2,847,272

William H. Hess
Cash bonus		$180,000	$240,000	$360,000
Option grant	3/15/2007								175,000	$37.52	$2,491,363

Edmund DiSanto (6)
Cash bonus		$157,500	$210,000	$315,000
Option grant	6/1/2007								200,000	$42.95	$3,318,603

J. Michael Gearon, Jr.
Cash bonus		$213,750	$285,000	$427,500

(1)	The amounts in column (c), (d) and (e) are based on a bonus target of 60% of base salary. In a typical year, the Compensation Committee does not award performance bonuses below 75% of the bonus target or above 150% of the bonus target. Accordingly, the threshold reflects 45% of base salary and the maximum reflects 90% of base salary. For more information regarding our annual performance bonus awards, see “Elements of Compensation—Performance Bonus Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Option grants included in column (j) vest 25% annually over four years, commencing one year from the date of grant.

(3)	Column (j) includes options granted during the year ended December 31, 2007. We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted in February or March of each year. On March 17, 2008, we awarded Messrs. Taiclet, Singer, Moskowitz, Hess and DiSanto the following stock options and RSUs pursuant to our 2007 Plan:

Name	Stock Options	RSUs
James D. Taiclet, Jr.	162,500	46,430

Bradley E. Singer	112,500	32,140

Steven J. Moskowitz	112,500	32,140

William H. Hess	87,500	25,000

Edmund DiSanto	87,500	25,000

The stock options have an exercise price of $37.70, which was the closing price of our Common Stock on the NYSE on the date of grant, and have a term of ten years. All of the above stock option and RSU awards vest 25% annually over four years, commencing one year from the date of grant.

(4)	The price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(5)	The amounts in column (l) reflect the grant date fair value for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123R of stock options granted in 2007. See notes 1 and 13 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008, regarding assumptions underlying valuation of equity awards.

(6)	Mr. DiSanto joined the Company on April 1, 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The compensation paid to our named executive officers in 2007 and 2006 summarized in the “Summary Compensation Table” is determined in accordance with letter agreements that we have entered into with each of our named executive officers. These letter agreements established initial base salaries and target cash bonus awards, as well as severance benefits. The material terms of these agreements are discussed under the caption “Employment and Severance Arrangements” as well as under “Employment and Other Agreements” in our Compensation Discussion and Analysis included in this Proxy Statement.

The option grants summarized in the table “Grants of Plan-Based Awards for 2007” were granted to each of Messrs. Taiclet, Singer, Moskowitz and Hess pursuant to our 1997 Plan and to Mr. DiSanto pursuant to our 2007 Plan. These options were granted with an exercise price equal to the closing price of our Common Stock on the NYSE on the date of grant, vest annually as to 25% of the original grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table sets forth information relating to options outstanding as of December 31, 2007 that were granted pursuant to our 1997 Plan and 2007 Plan, or granted under predecessor plans, to our named executive officers.

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
James D. Taiclet, Jr.	303,445	–	–	$5.98		11/07/2011	–	–	–	–
	375,000	–	–	$10.50		11/17/2013	–	–	–	–
	131,250	43,750	–	$12.11		3/04/2014	–	–	–	–
	225,000	225,000	–	$18.15		4/01/2015	–	–	–	–
	125,000	375,000	–	$31.50		3/01/2016	–	–	–	–
	–	350,000	–	$37.52		3/15/2017	–	–	–	–
Bradley E. Singer	300,000	–	–	$30.63	(3)	9/21/2010	–	–	–	–
	275,000	–	–	$10.50		11/17/2013	–	–	–	–
	198,062	–	–	$12.11	(4)	3/04/2014
	56,250	18,750	–	$12.11		3/04/2014	–	–	–	–
	200,000	200,000	–	$18.15		4/01/2015	–	–	–	–
	112,500	337,500	–	$31.50		3/01/2016	–	–	–	–
	–	250,000	–	$37.52		3/15/2017	–	–	–	–
Steven J. Moskowitz	35,000	–	–	$25.75	(3)(5)	6/22/2008	–	–	–	–
	75,000	–	–	$25.75	(3)(5)	12/01/2008	–	–	–	–
	90,000	–	–	$10.00	(3)	1/08/2008	–	–	–	–
	60,000	–	–	$53.62	(3)(5)	11/11/2009	–	–	–	–
	100,000	–	–	$30.63		9/21/2010	–	–	–	–
	10,000	–	–	$15.40		4/09/2011	–	–	–	–
	83,080	–	–	$5.91		1/18/2012	–	–	–	–
	37,041	–	–	$3.15		6/14/2012	–	–	–	–
	150,000	–	–	$3.60	(5)	12/09/2012	–	–	–	–
	265,477	–	–	$10.50		11/17/2013	–	–	–	–
	157,000	–	–	$12.11	(6)	3/04/2014
	28,000	–	–	$12.11	(4)	3/04/2014	–	–	–	–
	175,000	175,000	–	$18.15		4/01/2015	–	–	–	–
	100,000	–	–	$22.20	(4)	8/08/2015	–	–	–	–
	100,000	300,000	–	$31.50		3/01/2016	–	–	–	–
	–	200,000	–	$37.52		3/15/2017	–	–	–	–
William H. Hess	25,000	–	–	$10.50		11/17/2013
	–	7,500	–	$12.11		3/04/2014
	80,000	85,000	–	$18.15		4/01/2015	–	–	–	–
	43,750	131,250	–	$31.50		3/01/2016	–	–	–	–
	–	175,000	–	$37.52		3/15/2017	–	–	–	–
Edmund DiSanto	–	200,000	–	$42.95		6/1/2017	–	–	–	–
J. Michael Gearon, Jr. (7)	–	–	–	–		–	–	–	–	–

(1)	Unless otherwise noted, all option grants vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant and the related vesting schedule as of December 31, 2007. All option grants in the following table vest annually as to 25% of the original option grant amount over four years, commencing one year from the date of grant, and have a term of ten years.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount
James D. Taiclet, Jr.	131,250	43,750	3/04/2004	175,000
	225,000	225,000	4/01/2005	450,000
	125,000	375,000	3/01/2006	500,000
	–	350,000	3/15/2007	350,000
Bradley E. Singer	56,250	18,750	3/04/2004	75,000
	200,000	200,000	4/01/2005	400,000
	112,500	337,500	3/01/2006	450,000
	–	250,000	3/15/2007	250,000
Steven J. Moskowitz	175,000	175,000	4/01/2005	350,000
	100,000	300,000	3/01/2006	400,000
	–	200,000	3/15/2007	200,000
William H. Hess	–	7,500	3/04/2004	30,000
	80,000	85,000	4/01/2005	170,000
	43,750	131,250	3/01/2006	175,000
	–	175,000	3/15/2007	175,000
Edmund DiSanto	–	200,000	6/01/2007	200,000

(3)	This option vested annually as to 20% of the original grant amount over five years, commencing one year from the date of grant, and has a term of ten years.

(4)	This option vested annually as to 50% of the original grant amount over two years, commencing one year from the date of grant, and has a term of ten years.

(5)	These stock options were determined to have been granted with exercise prices below the fair market value of our Common Stock on the date of grant, and during the year ended December 31, 2006, were amended to increase the exercise price to the fair market value of our Common Stock on the date of grant, without any compensation to the optionholder. The price included in column (e) reflects the amended option exercise price. See “Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

(6)	This option vested 100% one year from the date of grant, and has a term of ten years.

(7)	Mr. Gearon left the Company in February 2007 and exercised all of his outstanding options in March 2007. As of December 31, 2007, Mr. Gearon did not have any outstanding stock options.

Option Exercises and Stock Vested for 2007

The following table sets forth information relating to options exercised in the year ended December 31, 2007 that were granted pursuant to our 1997 Plan or predecessor plans by each of our named executive officers.

Name	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James D. Taiclet, Jr.	200,000	$7,422,762	–	–
Bradley E. Singer	160,006	$5,763,400	–	–
Steven J. Moskowitz	88,946	$3,042,656	–	–
William H. Hess	213,227	$5,996,153	–	–
Edmund DiSanto	–	–	–	–
J. Michael Gearon, Jr.	1,383,706	$28,164,057	–	–

(1)	Column (c) reflects the difference between the market price of the underlying securities at exercise and the exercise price.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, we have entered into letter agreements with each of our named executive officers that establish initial base salaries and target cash bonus awards, as well as severance benefits. The table below summarizes information relating to the severance benefits that would be payable to each of our named executive officers if their employment was terminated as of December 31, 2007, with respect to the different termination scenarios set forth in their agreements with the Company. We have also summarized the effects on the compensation of our named executive officers if a change in control of the Company had occurred on December 31, 2007.

We entered into a letter agreement with Mr. Taiclet, dated August 22, 2001, in connection with Mr. Taiclet’s joining the Company. Pursuant to the letter agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007, Mr. Taiclet’s options will fully vest if there is a “change of control,” as defined in the letter. The letter also provides that Mr. Taiclet will receive severance benefits equal to his then-current annual base salary and continuance of benefits for a period of twelve months if (1) he is terminated other than for “cause,” as defined in the letter, (2) he leaves voluntarily after being asked to assume a position of lesser responsibility, or (3) he leaves due to a change of control. Pursuant to that letter, we also agreed to pay Mr. Taiclet an initial annual salary of $500,000 and an annual salary of $550,000 for 2002, with any subsequent salary increases to be determined by our Compensation Committee.

We entered into letter agreements with Messrs. Singer, Moskowitz and Hess, each dated November 7, 2003, and with Mr. DiSanto, dated March 1, 2007. Pursuant to each of these letter agreements, which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007, we are required to provide severance benefits to the applicable executive officer if such officer is terminated without “cause” or terminates his employment for “good reason,” as such terms are defined in the letter agreement. If such a termination occurs, the executive is entitled to receive the following severance benefits: (1) bi-weekly payment of his then-current salary for eighteen months following the date of termination, (2) a prorated target cash bonus for the year of termination, (3) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage) and (4) continued vesting and exercisability of stock options for a period equal to the lesser of three years following date of termination or the expiration of the options. Messrs. Singer, Moskowitz and Hess are also entitled to receive a gross-up benefit to cover any taxes payable on the receipt of the severance benefits described in this paragraph pursuant to Sections 280G and 4999 of the Code. The foregoing severance benefits are contingent upon each executive signing a separation and release agreement in acceptable form, which would include customary non-competition and non-solicitation provisions restricting the executive’s right to engage in the communications infrastructure business or soliciting certain employees for a period of time following termination. The letter agreement with Mr. DiSanto also provides for reimbursement of relocation and temporary living expenses to facilitate his transition to the Company. In addition, Mr. DiSanto is entitled to receive an income tax gross up to the actual expenses incurred in connection with such relocation and temporary living expenses.

Prior to February 2007, we also had a letter agreement with Mr. Gearon, dated February 12, 2004, related to his employment with the Company. This agreement was terminated in connection with Mr. Gearon’s departure from the Company in February 2007. Prior to its termination, the letter agreement provided for severance benefits to Mr. Gearon if he were terminated without “cause” or if he terminated his employment for “good reason,” as such terms were defined in the letter agreement. If such a termination occurred, he would have been entitled to receive the following severance benefits: (1) bi-weekly payment of his then-current salary for eighteen months following the date of termination, (2) a prorated target cash bonus for the year of termination, (3) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage), and (4) a gross-up benefit to cover any taxes payable on the receipt of the severance benefits described in this paragraph pursuant to Sections 280G and 4999 of the Code. In addition, in the event of termination other than for “cause,” his letter agreement provided for continued vesting of his stock options over the duration of the vesting period, provided that this was accomplished through a mutually acceptable arrangement with the Company.

As Mr. Gearon’s termination from the Company was voluntary, he did not receive any payments related to base salary, bonus or continuation of health benefits provided for in his letter agreement. In accordance with his letter agreement, we reached a mutually acceptable arrangement with Mr. Gearon with respect to his outstanding stock options, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested options to purchase 281,250 shares of our Common Stock. Pursuant to the terms of Mr. Gearon’s separation from the Company and in accordance with the 1997 Plan, Mr. Gearon had a period of three months following his separation from the Company to exercise any outstanding options prior to their expiration, all of which were exercised in March 2007. The value received by Mr. Gearon upon exercise of these accelerated stock options is set forth in the table below.

We are also a party to noncompetition agreements with each of Messrs. Gearon and Hess. We entered into Noncompetition and Confidentiality Agreements with Messrs. Gearon and Hess in January 2004 in connection with the Company’s purchase of their equity interests in ATC South America. In addition, in 2001, we entered into similar arrangements with Messrs. Gearon and Hess related to ATC Mexico. Following Mr. Gearon’s separation from the Company, we reached an agreement with Mr. Gearon to clarify and resolve the scope of his ongoing obligations under his noncompetition arrangements with the Company, including that Mr. Gearon would not engage in competitive activities with the Company in Mexico or Brazil through October 2, 2008. With respect to Mr. Hess, his Noncompetition and Confidentiality Agreement continues to provide for certain restrictions during his employment with the Company and during a restricted period after his employment relationship with the Company terminates.

Potential Payments Upon Termination or Change in Control for 2007

Name and Type of Payment/Benefit	Change in control on 12/31/07 (in addition to other benefits) (1)	Termination on 12/31/07: voluntary, retirement, disability, death or “for cause”	Termination on 12/31/07: for “good reason” or not “for cause”
James D. Taiclet, Jr.
Base salary (2)	–	–	$835,000
Bonus (3)	–	–	–
Value of accelerated stock options (4)	$12,775,688	–	–
Health benefits (5)	–	–	17,756
Tax gross up (1)	–	–	–

Total	$12,775,688	–	$852,756

Bradley E. Singer
Base salary (2)	–	–	$900,000
Bonus (3)	–	–	360,000
Value of accelerated stock options (4)(6)	–	–	10,160,438
Health benefits (5)	–	–	25,944
Tax gross up (1)	–	–	–

Total	–	–	$11,446,382

Steven J. Moskowitz
Base salary (2)	–	–	$712,500
Bonus (3)	–	–	285,000
Value of accelerated stock options (4)(6)	–	–	8,370,750
Health benefits (5)	–	–	26,635
Tax gross up (1)	–	–	–

Total	–	–	$9,394,885

William H. Hess
Base salary (2)	–	–	$600,000
Bonus (3)	–	–	240,000
Value of accelerated stock options (4)(6)	–	–	4,430,550
Health benefits (5)	–	–	25,944
Tax gross up (1)	–	–	–

Total	–	–	$5,296,494

Edmund DiSanto
Base salary (2)	–	–	$525,500
Bonus (3)	–	–	210,000
Value of accelerated stock options (4)(6)(7)	–	–	–
Health benefits (5)	–	–	26,635
Tax gross up (1)	–	–	–

Total	–	–	$762,135

J. Michael Gearon, Jr. (8)
Value of accelerated stock options	n/a	$4,363,431	n/a

Total	n/a	$4,363,431	n/a

(1)

Our letter agreement with Mr. Taiclet provides that, in the event of a change in control, all of Mr. Taiclet’s then unvested option grants will vest in full. This potential benefit is supplemental to the other benefits set forth in the table above. Our letter agreements with Messrs. Singer, Moskowitz, Hess and DiSanto do not provide for this potential benefit upon a change in control. However, the letter agreements with Messrs. Singer, Moskowitz and Hess do provide for gross-up payments with respect to golden parachute excise taxes resulting from a change in control. Based on the price of our Common Stock on December 31, 2007

($42.60), no gross-up payments would be required for Messrs. Singer, Moskowitz and Hess in the event of a change in control as of December 31, 2007. Other than with respect to any such tax gross up payments, the potential benefits and payments upon termination set forth above for each of Messrs. Singer, Moskowitz and Hess are no different in the context of a change in control.

(2)	For Mr. Taiclet, this reflects salary continuation for 12 months, based on Mr. Taiclet’s base salary as of December 31, 2007. For Messrs. Singer, Moskowitz, Hess and DiSanto, this reflects salary continuation for 18 months, based on base salary as of December 31, 2007. The agreements with each of Messrs. Singer, Moskowitz, Hess and DiSanto specify that continuation of salary is to be paid bi-weekly.

(3)	For Mr. Taiclet, this reflects no severance amount related to bonus. For Messrs. Singer, Moskowitz, Hess and DiSanto, this reflects a bonus with respect to a full year of service for the year ended December 31, 2007 and that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2007, the bonus target for Messrs. Singer, Moskowitz, Hess and DiSanto was 60% of base salary.

(4)	Value of stock options reflects the excess of the market price of our Common Stock on December 31, 2007 ($42.60) over the exercise price of the stock option.

(5)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 12 months. For Messrs. Singer, Moskowitz, Hess and DiSanto, this amount reflects a continuation of health and dental insurance for 18 months. All amounts are estimates based on current rates and benefits elections by each executive.

(6)	For Messrs. Singer, Moskowitz, Hess and DiSanto, the right to exercise stock options will extend for a period equal to the lesser of three years following the date of termination or the expiration of the options, and vesting of such options shall continue in accordance with the then-existing vesting schedule during the same period. The value associated with the continued vesting of stock options is presented as if the vesting of these options were accelerated such that an additional three years of vesting would have occurred as of December 31, 2007.

(7)	As of December 31, 2007, Mr. DiSanto held an option to purchase 200,000 shares of Common Stock at an exercise price of $42.95 per share. Based on the price of our Common Stock on December 31, 2007 ($42.60), there would be no value associated with this stock option if vesting was accelerated as of December 31, 2007.

(8)	On February 27, 2007, we finalized with Mr. Gearon the terms of his separation from the Company, and effective as of such date, Mr. Gearon ceased to be an employee of the Company. As the termination was voluntary, Mr. Gearon did not receive any payments related to base salary, bonus, continuation of health benefits or for a tax gross up. In accordance with our letter agreement with Mr. Gearon discussed above, we reached a mutually acceptable arrangement with Mr. Gearon with respect to his outstanding stock options, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested options to purchase 281,250 shares of our Common Stock so that such options were immediately exercisable. Mr. Gearon had a period of three months following his separation from the Company to exercise any outstanding options prior to their expiration, all of which were exercised in March 2007. The amounts presented reflect the amounts realized by Mr. Gearon upon exercise of the accelerated stock options in March 2007, based on the excess of the market price of our Common Stock on the dates of exercise over the exercise price of the accelerated stock options.

Director Compensation

Our standard compensatory arrangement with our non-management Directors includes the following:

•	an annual retainer of $50,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves;

•	an annual payment of $10,000 with respect to service as Chairperson of a committee; and

•	an annual payment of $10,000 for the Lead Director of the Board.

Total payments to any one Director for Board and committee service are capped at $70,000 per year. Historically, Directors have also been eligible to receive options to purchase shares of our Common Stock. We have typically granted each new Director a fully vested option to purchase 25,000 shares of our Common Stock in the year that they are elected to the Board and annually thereafter a fully vested option to purchase 10,000 shares of our Common Stock. In 2008, we determined to include RSUs as a component of our Director compensation, as discussed under “Equity Based Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

On March 15, 2007, we granted each of the seven non-employee Directors then serving on our Board a fully-vested option to purchase 10,000 shares of our Common Stock. These options were granted with an exercise price of $37.52, which was the closing price of our Common Stock on the NYSE on the date of grant. On June 1, 2007, we granted Mr. Dykes a fully-vested option to purchase 25,000 shares of our Common Stock in connection with his election to the Board in March 2007. This option was granted with an exercise price of $42.95, which was the closing price of our Common Stock on the NYSE on the date of grant. On August 1, 2007, we granted Ms. Reed a fully-vested option to purchase 25,000 shares of our Common Stock in connection with her election to the Board in May 2007. This option was granted with an exercise price of $40.34, which was the closing price of our Common Stock on the NYSE on the date of grant.

The following table provides information concerning the compensation of each non-management Director who served on our Board during the year ended December 31, 2007.

Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Raymond P. Dolan	$70,000	–	$142,364	–	–	–	$212,364
Ronald M. Dykes (3)	$42,500	–	$414,825	–	–	–	$457,325
Carolyn F. Katz	$70,000	–	$142,364	–	–	–	$212,364
Gustavo Lara Cantu	$60,000	–	$142,364	–	–	–	$202,364
Fred R. Lummis (4)	$35,000	–	$142,364	–	–	–	$177,364
JoAnn A. Reed (5)	$27,500		$382,797				$410,297
Pamela D.A. Reeve (6)	$70,000	–	$142,364	–	–	–	$212,364
David E. Sharbutt	$60,000	–	$142,364	–	–	–	$202,364
Samme L. Thompson	$65,000	–	$142,364	–	–	–	$207,364

(1)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R, which was equal to the grant date fair value of the stock options. See notes 1 and 13 of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 14, 2008, regarding assumptions underlying valuation of equity awards.

(2)	As of December 31, 2007, each non-management Director who served on our Board during 2007 held the following outstanding options to purchase Common Stock. As of December 31, 2007, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	25,000	$4.80	2/27/2003
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007

Ronald M. Dykes	25,000	$42.95	6/1/2007

Carolyn F. Katz	25,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007

Gustavo Lara Cantu	5,000	$17.83	2/03/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007

JoAnn A. Reed	25,000	$40.34	8/1/2007

Pamela D.A. Reeve	25,000	$5.91	1/18/2002
	10,000	$3.60	12/09/2002
	10,000	$12.11	3/04/2004
	10,000	$18.15	4/01/2005
	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007

David E. Sharbutt	25,000	$35.72	9/01/2006
	10,000	$37.52	3/15/2007

Samme L. Thompson	10,000	$31.50	3/01/2006
	10,000	$37.52	3/15/2007

(3)	Mr. Dykes was elected to the Board in March 2007.

(4)	Mr. Lummis did not stand for re-election to the Board at our 2007 Annual Meeting of Stockholders, and accordingly, ceased to be a Director as of May 9, 2007.

(5)	Ms. Reed was elected to the Board in May 2007.

(6)	During the year ended December 31, 2006, we determined that the stock option granted to Ms. Reeve on December 9, 2002 for the purchase of 10,000 shares of Common Stock had been granted with an exercise price below the fair market value of our Common Stock on the date of grant. During the year ended December 31, 2006, this option, originally granted with an exercise price of $3.04 per share, was amended to increase the exercise price to $3.60, which was the fair market value of our Common Stock on the date of grant, without any compensation to Ms. Reeve. See “Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting” under the caption “Certain Relationships and Related Party Transactions” included in this Proxy Statement.

Certain Relationships and Related Party Transactions

Gearon Separation. In February 2007, Mr. Gearon notified us of his intention to leave the Company. On February 27, 2007, we finalized with Mr. Gearon the terms of his separation from the Company, and effective as of such date, Mr. Gearon ceased to be an employee of the Company. In accordance with our letter agreement with Mr. Gearon, we reached a mutually acceptable arrangement with Mr. Gearon with respect to his outstanding stock options, pursuant to which we agreed to accelerate the vesting of Mr. Gearon’s unvested stock options to purchase 281,250 shares of our Common Stock so that such options were immediately exercisable. Following Mr. Gearon’s separation, we reached an agreement with Mr. Gearon to clarify and resolve the scope of his ongoing obligations under his noncompetition arrangements with the Company, including that Mr. Gearon would not engage in competitive activities with the Company in Mexico or Brazil through October 2, 2008. For more information about Mr. Gearon’s separation from the Company, see the caption “Employment and Severance Arrangements” included in this Proxy Statement.

ATC South America Holding Corp. During the year ended December 31, 2006, we purchased a 9.3% minority interest in ATC South America from certain employees, including Messrs. Gearon and Hess, who initially acquired their interests through investment in ATC South America and pursuant to stock options granted under the ATC South America Stock Option Plan. In connection with these repurchases, we paid Mr. Gearon an aggregate of $20.5 million, resulting in a gain to Mr. Gearon of approximately $14.1 million based on his original investment in ATC South America, and we paid Mr. Hess an aggregate of $3.9 million, resulting in a gain to Mr. Hess of approximately $2.7 million based on his original investment in ATC South America. Following the repurchase of these interests, no options remained outstanding pursuant to the ATC South America Stock Option Plan, and in February 2007, we terminated the plan.

In March 2004, we entered into an agreement with Mr. Gearon pursuant to which he purchased an approximate 1.6% equity interest in ATC South America for approximately $1.2 million in cash. The purchase price represented the fair market value of the interest on the date of the sale, as determined by our Board of Directors with the assistance of an independent financial advisor. Pursuant to the terms of the agreement, in October 2005, Mr. Gearon exercised his right to require us to repurchase this interest for its then fair market value. In April 2006, we completed the purchase of Mr. Gearon’s interest in ATC South America and paid Mr. Gearon $3.8 million in cash, including interest, which was the fair market value of his interest on the date of exercise of his repurchase right, as determined by our Board of Directors with the assistance of an independent financial advisor.

In the first quarter of 2004, in connection with Mr. Gearon’s investment, options to purchase 6,024 shares of ATC South America common stock, representing an approximate 10.3% equity interest, were granted under the ATC South America Stock Option Plan to officers and employees, including Messrs. Gearon and Hess, who received options to purchase 3,924 and 911 shares, respectively. The exercise price was $1,349 per share, which was determined to be the fair market value per share on the date of issuance based on an independent appraisal performed at our request. In October 2005, in connection with the exercise by Mr. Gearon of his right to require us to purchase his interest in ATC South America, these options vested in full and were exercised. Upon exercise of these options, the holders received 4,428 shares of ATC South America, net of 1,596 shares retained by us to satisfy employee tax withholding obligations. The holders had the right to require us to purchase their shares of ATC South America at their then fair market value six months and one day following their issuance. In April 2006, this repurchase right was exercised, and we paid these holders (including Messrs. Gearon and Hess as described above) an aggregate of $18.9 million in cash, which was the fair market value of their interests on the date of exercise of their repurchase right, as determined by our Board of Directors with the assistance of an independent financial advisor. For more information about our transactions involving ATC South America, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 14, 2008.

Remediation Plan Related to Review of Stock Option Granting Practices and Related Accounting. In May 2006, we announced that our Board had established a special committee of independent directors to conduct a review of our historical stock option granting practices and related accounting. On December 19, 2006, our Board approved the remediation plan recommended by the special committee to address the issues raised by its findings. The remediation plan included, among other things, the elimination of any excess benefit received by our current officers and members of the Board from options having been granted to them with exercise prices below the fair market value of our Common Stock on the legal grant date, as determined by the special committee. For outstanding options, this was accomplished by amending each option to increase the exercise price to the fair market value on the legal grant date, without any compensation to the optionholder. In December 2006, eight of our senior officers and Directors amended the exercise prices of options to purchase an aggregate of 985,511 shares, thereby eliminating an aggregate excess benefit of approximately $6.5 million. For options that had been exercised, this was accomplished by our executive officers and Directors compensating the Company for the amount of the excess benefit received upon exercise, after reduction for any taxes paid by the individual. In January 2007, five of our senior officers surrendered vested in-the-money options to purchase an aggregate of 23,269 shares, thereby surrendering an aggregate excess benefit of approximately $0.6 million (net of approximately $0.4 million in taxes paid by such individuals).

Securities Authorized For Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
	(a)	(b)	(c)
Equity compensation plans/arrangements approved by the stockholders (1)	17,200,274	$26.63	32,903,976
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	17,200,274		32,903,976

(1)	Includes the 1997 Plan, the 2007 Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes shares issuable upon outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions, including SpectraSite. In connection with the closing of our merger with SpectraSite in August 2005, we assumed options to purchase common stock of SpectraSite granted pursuant to the SpectraSite 2003 Equity Incentive Plan. At the closing, these options became exercisable for 9,878,295 shares of our Common Stock at a weighted average exercise price of $5.54 per share. Of these options, options to purchase 191,759 shares of our Common Stock at a weighted average exercise price of $7.03 per share remained outstanding as of December 31, 2007. No additional options are to be granted under the SpectraSite 2003 Equity Incentive Plan. In addition, the above table excludes an aggregate of 550 shares issuable upon exercise of outstanding options granted under other equity compensation plans which we assumed in connection with various merger and acquisition transactions. The weighted-average exercise price of the options under those assumed plans is $15.91. No additional options are to be granted under those assumed plans.

(3)	Includes 3,895,402 shares available for issuance under the ESPP and 29,008,574 shares available for grant under the 2007 Plan as of December 31, 2007. Under the 2007 Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Plan terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Plan are no longer available for future issuance.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for year ended December 31, 2008. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2007, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order to be included in the Proxy Statement and form of proxy relating to our 2009 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 2, 2008. In addition, any proposals must comply with the other requirements of Rule 14a-8.

If you wish to present a proposal before the 2009 Annual Meeting, but do not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before February 13, 2009, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule that we have implemented for current and future stockholder communications. This rule permits us to deliver a single set of proxy materials to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy materials and reduces the amount of duplicative information you may currently receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time if you write or call Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

A copy of our Form 10-K for the year ended December 31, 2007, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 1, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS to be held on May 15, 2008: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR., BRADLEY E. SINGER and EDMUND DISANTO, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below and on the reverse hereof, all the Class A common stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2008 Annual Meeting of Stockholders to be held on May 15, 2008 or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If noting any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

116 HUNTINGTON AVENUE 11TH FLOOR BOSTON, MASSACHUSETTS 02116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Tower Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Tower Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card.

Special Note to Former Class B Holders: Use this proxy to vote your shares of Class A common stock even if you have not exchanged your Class B Common Stock certificate(s).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION

Vote On Directors

1.	Election of nine (9) members to the Board of Directors of American Tower Corporation:
	Nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name(s) on the line below.
	01) Raymond P. Dolan 02) Ronald M. Dykes 03) Carolyn F. Katz 04) Gustavo Lara Cantu 05) JoAnn A. Reed	06) Pamela D.A. Reeve 07) David E. Sharbutt 08) James D. Taiclet, Jr. 09) Samme L. Thompson

Vote On Proposals		For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2008.	☐	☐	☐

To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney,executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full company name by an authorized officer or if a partnership please sign in full partnership name by an authorized person.

ADDRESS CHANGES/COMMENTS - If you have any address changes/comments, please check the following box and note on the reverse side.		☐

ELECTRONIC ACCESS - Please indicate if you wish to view future meeting materials electronically via the Internet instead of receiving a hard copy of the materials by mail.		Yes ☐	No ☐

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date